EXHIBIT __
$137,500,000
SENIOR MEZZANINE CREDIT AGREEMENT
by and among
TE/TOUSA MEZZANINE, LLC
as the Borrower
DEUTSCHE BANK TRUST COMPANY AMERICAS,
and
THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO
as Lenders
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as the Administrative Agent for the Lenders
DEUTSCHE BANK SECURITIES INC.,
as Sole Lead Arranger and Sole Book Running Manager
Dated as of August 1, 2005

i

SCHEDULES AND EXHIBITS
SCHEDULES:

Schedule 4.1	Material Obligations and Liabilities
Schedule 4.6	Material Litigation
Schedule 4.7	Taxes
Schedule 4.9	Subsidiary Entities
Schedule 4.11	ERISA Compliance
Schedule 4.14	Required Consents
Schedule 4.15	Hazardous Materials
Schedule 4.17	Existing Insurance
Schedule 4.23(5)	Purchase and Option Agreements
Schedule 4.27	Taxpayer Identification Number
Schedule 5.1(2)	Conditions to Funding of Loan
Schedule 5.5	Insurance Requirements
Schedule 6.5	Investments
Schedule 6.6	Affiliate Transactions
Schedule 6.12(1)	Liens
Schedule 6.21	Permitted Indebtedness
Schedule 9.6	Notices
Schedule I	Pro Rata Shares
Schedule II	Mortgaged Property/Operating Company Entitys/ Security Schedule II Instruments
EXHIBITS

Exhibit A-1	Form of Carve-Out Guaranty
Exhibit A-2	Form of Completion Guaranty
Exhibit B	Form of Assignment and Acceptance Agreement
Exhibit C	Form of Closing Certificate
Exhibit D	[Reserved]
Exhibit E	Form of Note
Exhibit F	Form of Pledge Agreement
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	[Reserved]

Exhibit J	[Reserved]
Exhibit K	[Reserved]
Exhibit L	Form of Environmental Indemnity
Exhibit M	Form of Compliance Certificate
Exhibit N	[Reserved]
Exhibit O	[Reserved]

v

SENIOR MEZZANINE CREDIT AGREEMENT
     THIS SENIOR MEZZANINE CREDIT AGREEMENT (this “Agreement”) is made and dated as of the 1st day of August, 2005 (“Effective Date”), by and among TE/TOUSA MEZZANINE, LLC, a limited liability company organized under the laws of the state of Delaware (“Borrower”); THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent’’).
RECITALS
     A. The Borrower has requested that the Lenders make a loan in an aggregate principal amount of $137,500,000 (the “Loan”). Proceeds from the Loan, the Junior Mezzanine Loan (as hereinafter defined) and the Senior Loans (as hereinafter defined) shall be used to finance the acquisition (“Acquisition”) of the Transeastern Assets (as defined below), and pay transaction costs and expenses.
     B. Pursuant to a Credit Agreement (the “Senior Credit Agreement”) made and dated as of the 1st day of August, 2005 (“Effective Date”), by and among EH/Transeastern, LLC, a limited liability company organized under the laws of the state of Delaware (the “Operating Company”). TE/TOUSA Senior, LLC, a limited liability company organized under the laws of the state of Delaware (“TOUSA Senior” and together with Operating Company, jointly and severally, the “Senior Borrower” and each a “Senior Borrower”); the lenders from time to time party thereto (collectively and severally, the “Senior Lenders”); and DBTCA as administrative agent for the Lenders (in such capacity, the “Senior Administrative Agent”), Senior Lenders have agreed to extend certain credit facilities to the Senior Borrower, in an initial principal amount of $450,000,000 (the “Senior Loan”).
     C. The Lenders party hereto have agreed to extend such credit facilities and DBTCA has agreed to act as administrative agent on behalf of the Lenders on the terms and subject to the conditions set forth herein and in the other Loan Documents (as that term and other capitalized terms used herein are defined in, or the location of the definitions thereof referenced in, Article I).
     NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT
ARTICLE 1.
DEFINED TERMS
     1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

     “Account Collateral” shall mean (a) any accounts of Borrower, and all cash, checks, drafts, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to the accounts; (b) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (c) to the extent not covered by clauses (a) or (b) above, all proceeds (as defined under the UCC) of any or all of the foregoing.
     “Act” shall have the meaning set forth in Section 4.13 of this Agreement.
     “Administrative Agent” shall have the meaning given such term in the preamble to this Agreement and shall include any successor to DBTCA as the initial “Administrative Agent” thereunder.
     “Affiliate” shall mean, as to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with, such Person. In the case of a Lender which is a fund that invests in loans, any other fund that invests in loans which is managed by the same investment advisor as such Lender, or by another Affiliate of such Lender or such investment advisor, shall be deemed an Affiliate of such Lender.
     “Agents” shall mean the Administrative Agent, the Lead Arranger and any other Persons acting in the capacity of an agent for the Lenders under this Agreement, together with their permitted successors and assigns.
     “Agreement” shall mean this Senior Mezzanine Credit Agreement, as the same may be Modified.
     “ALTA” shall mean American Land Title Association, or any successor thereto.
     “Anti-Terrorism Laws” shall have the meaning set forth in Section 4.28(1) of this Agreement.
     “Applicable Base Rate” shall mean the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the “Base Rate Spread” set forth in the Notes.
     “Applicable LIBO Rate” shall mean, with respect to the applicable Interest Period, the per annum rate equal to the Reserve Adjusted LIBO Rate plus the “LIBO Rate Spread” set forth in the Notes.
     “Appraisal” shall mean a real estate appraisal conducted in accordance with the Uniform Standards of Professional Appraisal Practice (as promulgated by the Appraisal Standards Board of the Appraisal Foundation) and all Requirements of Law applicable to Lenders, including in conformity with the Financial Institutions Reform Recovery and Enforcement Act (FIRREA), undertaken by an independent appraisal firm reasonably satisfactory to Administrative Agent, and providing an assessment of fair market value of the subject Real Property.

     “Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of June 6, 2005 by and among Operating Company, Seller, Arthur J. Falcone, Edward W. Falcone and Falcone/Ritchie, LLC.
     “Assignee” shall have the meaning given such term in Section 9.8(1) of this Agreement.
     “Assignment and Acceptance Agreement” shall mean an agreement in the form of that attached to this Agreement as Exhibit B.
     “Base Distribution Conditions” shall have the meaning given such term in Section 6.8(2)(iv) of this Agreement.
     “Base Rate” shall mean on any day the higher of: (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).
     “Base Rate Loans” shall mean any Loan bearing interest at a rate determined by reference to the Base Rate.
     “Beneficial” when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
     “Bona Fide Sales Contract” shall have the meaning set forth in the Senior Credit Agreement.
     “Borrower” shall have the meaning given to such term in the preamble to this Agreement.
     “Borrower Parties” shall mean, jointly and severally, each of the Borrower, Guarantors, Pledger and any Affiliate of the foregoing executing any Loan Document.
     “Borrowing” shall mean (a) all Base Rate Loans made, converted or continued on the same date, or (b) all LIBO Rate Loans of the same Interest Period. For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.
     “Borrowing Base” shall have the meaning set forth in the Senior Credit Agreement.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated to close their regular banking business.
     “Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class or series of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.
     “Carveout Guaranties” shall mean each Guaranty (Carveout) of even date herewith executed by Guarantors in favor of Administrative Agent in the form of Exhibit A-2.

     “Cash Equivalents” shall mean, with respect to any Person: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired by a United States federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any state thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof of Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above and (f) other investments of comparable security and liquidity to those enumerated in clauses (a) through (e) above.
     “Casualty” shall mean a fire, explosion, flood, collapse, hurricane, or other casualty affecting one or more Mortgaged Property.
     “CERCLIS” shall have the meaning set forth in Section 4.15 of this Agreement.
     “Change of Control” shall mean, at any time, the occurrence of any of the following:
          (i) TOUSA shall cease to own and control, directly or indirectly, one hundred percent (100%) of the Capital Stock of TOUSA Member; or
          (ii) TOUSA Member shall cease to be the sole managing member of Investment Vehicle.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Closing Certificate” shall mean a certificate in the form of that attached to this Agreement as Exhibit C.
     “Closing Date” shall mean the date as of which all conditions set forth in Section 5.1 of this Agreement shall have been satisfied or waived and the Loan shall have been funded.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

     “Collateral” shall mean, collectively, 100% of the Capital Stock of TOUSA Senior, together with the Account Collateral, all other collateral under the Pledge Agreement, and all other tangible and intangible property in respect of which Administrative Agent is granted a security interest or pledge under the Loan Documents.
     “Compliance Certificate” shall have the meaning set forth in Section 5.1(3)(i) of this Agreement.
     “Condemnation” shall mean a taking or voluntary conveyance during the term hereof of all or any part of the Mortgaged Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.
     “Consolidated” shall mean with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries, in conformity with GAAP. “Consolidation” shall have a meaning correlative thereto.
     “Consolidated Entity” shall mean, with respect to any Person, (a) any Subsidiary of such Person and (b) any Person consolidated in the financial statements of such Person in accordance with GAAP.
     “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower for such period, determined on a Consolidated basis in conformity with GAAP.
     “Contact Office” shall mean the office of DBTCA located at Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC60-1110, New York, NY 10005-2858, Attention: Loan Administration, or such other offices in New York, New York as the Administrative Agent may notify the Borrower and the Lenders from time to time in writing.
     “Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “Controlled,” “Controlling” and “Common Control” shall have correlative meanings.
     “Credit Date” means the date of the making of a Loan.
     “DBTCA” shall mean Deutsche Bank Trust Company Americas.
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

     “Disposition” shall mean the sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other transfer, whether voluntary or involuntary, direct or indirect, of any legal or beneficial interest in a Mortgaged Property, the Collateral or other Property of the Borrower or its Subsidiary Entities; provided, however, that Disposition shall not include any Senior Permitted Encumbrances.
     “Distribution” shall mean with respect to any Borrower Party or Borrower’s Subsidiary Entities: (i) any distribution of cash or Cash Equivalent, directly or indirectly, to the partners or holders of Capital Stock of such Persons, or any other distribution on or in respect of any partnership, company or equity interests of such Persons; (ii) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Persons; or (iii) the purchase, redemption, or other retirement of any shares of any class of Capital Stock of such Persons, directly or indirectly.
     “Dollars” and the sign “$” mean the lawful money of the United States of America.
     “EBITDA” shall mean for the Borrower and its Subsidiaries for any period ending on any date of determination, an amount equal to (a) the Consolidated Net Income for such period, minus (b) gains from extraordinary items for such period, to the extent included in the calculation of Consolidated Net Income for such period in conformity with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes for such period, (ii) Interest Expense deducted in the calculation of Consolidated Net Income for such period in conformity with GAAP (including, without duplication, previously capitalized Interest Expense which would be included in “cost of goods sold” and deducted from Consolidated revenues in determining Consolidated Net Income), (iii) the amount of depreciation and amortization for such period (including the amortization or write-down of goodwill associated with the purchase price under the Asset Purchase Agreement of Four Hundred Seventeen Million One Hundred Forty-Two Thousand Five Hundred Dollars ($417,142,500.00) plus the Permitted Post Closing Payments, (iv) any write-off of goodwill, and (v) the amount of (x) any item of extraordinary loss not paid in cash in such period and (y) any non-cash impairment charges in such period, in each case to the extent included in the calculation of Consolidated Net Income for such period in conformity with GAAP, but without duplication.
     “Effective Date” shall mean the date first written in the introductory paragraph of this Agreement.
     “Eligible Assignee” shall mean any of the following:
          (a) A commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;
          (b) A commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);

          (c) A Person that is engaged in the business of commercial banking and that is: (1) an Affiliate of a Lender, (2) an Affiliate of a Person of which a Lender is an Affiliate, or (3) a Person of which a Lender is an Affiliate;
          (d) An insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which invests in bank loans and has total assets of $500,000,000; and
          (e) Any fund which invests in bank loans and whose assets exceed $100,000,000;
provided, however, that no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person: (i) such Person is able to make or maintain, as applicable, its portion of the Loan in Dollars, (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.18(5) of this Agreement, and (iii) such Person is not a Transaction Party or an Affiliate thereof.
     “Entitled Land” shall mean Real Property with respect to which all applicable discretionary land use and environmental approvals, including zoning and discretionary subdivision (not including recordation of a final subdivision plat), have been obtained from federal, state, and local agencies with jurisdiction over the subject property; provided, however, that “entitled” shall not require Borrower to obtain any permits or other approvals that are administrative, ministerial, or otherwise subject to issuance upon satisfaction of or compliance with objective criteria (such as building permits, grading permits or similar approvals).
     “Environmental Indemnity” shall mean the Environmental Indemnity, dated the date hereof, made by Borrower and Guarantors in favor of Administrative Agent.
     “Environmental Law” shall have the meaning provided in the Environmental Indemnity.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as Modified, and the rules and regulations promulgated thereunder as from time to time in effect.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Consolidated Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by any Consolidated Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Consolidated Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or

Multiemployer Plan; (e) a failure by any Consolidated Entity to make required contributions to a condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Consolidated Entity or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.
     “Eurodollar Business Day” shall mean a Business Day on which commercial banks in London, England are open for domestic and international business.
     “Event of Default” shall have the meaning given such term in Section 7.1 of this Agreement.
     “Evidence of No Withholding” shall have the meaning given such term in Section 2.18(5) of this Agreement.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any state, locality or foreign jurisdiction under the laws of which such recipient is organized or in which it maintains an office or permanent establishment, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.18(5) of this Agreement; provided, however, Excluded Taxes shall not include any withholding tax resulting from any inability to comply with Section 2.18(5) of this Agreement solely by reason of there having occurred a Change in Law.
     “Executive Order” shall have the meaning set forth in Section 4.28(1) of this Agreement. “Extension Period” shall have the meaning set forth in Section 2.6.”
     “F/R Member” shall mean Falcone/Ritchie, LLC, a Florida limited liability company.
     “Fair Market Value” shall have the meaning set forth in the Senior Credit Agreement.
     “Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is. not so published for any day which is a Business Day, the average of the quotations at approximately 1:00 p.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     “Fee Letter” shall mean the letter agreement dated August 1, 2005 between DBTCA, Senior Borrowers, Junior Mezzanine Borrower and Borrower relating to fees.
     “Fiscal Quarter” or “fiscal quarter” shall mean any three-month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year.
     “Fiscal Year” or “fiscal year” shall mean the 12-month period ending on December 31 in each year or such other period as any Borrower may designate and the Administrative Agent may approve in writing.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination; provided that with respect to determining compliance with any financial covenants set forth in Section 6.9 (including related definitions), “GAAP” shall be determined based upon those accounting principles referred to above as of the Closing Date.
     “Good Faith Contest” shall mean the contest of an item if (1) no Event of Default shall exist and be continuing; (2) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted, (3) the Borrower shall keep the Administrative Agent informed of the status of such contest at reasonable intervals; (4) if the Borrower is not providing security as provided in clause (5) below, adequate reserves are established in accordance with GAAP with respect to the contested item; (5) either such contest operates to suspend collection or enforcement (as the case may be) of the contested item or the Borrower has deposited with Administrative Agent security (which may be in the form of a bond) in amount and form reasonably satisfactory to Administrative Agent; and (6) the failure to pay or comply with the contested item during the period of the contest is not reasonably likely to result in a Material Adverse Effect.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guaranties” shall mean individually and collectively, (i) the Carveout Guaranties, executed by the TOUSA Guarantors and F/R Member in favor of the Administrative Agent, in each case in the form attached to this Agreement as Exhibit A-1; and (ii) the Completion Guaranty executed by the TOUSA Guarantors in favor of the Administrative Agent, in the form attached hereto as Exhibit A-2.

     “Guarantors” shall mean, individually and collectively, the TOUSA Guarantors and F/R Member, each in its capacity as a guarantor under the Guaranties to which it is a party.
     “Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state, or local laws or regulations.
     “Hazardous Materials Laws” shall mean any applicable federal, state or local laws, ordinances or regulations relating to Hazardous Materials.
     “Hedging Contracts” shall mean all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the rights of any Person arising from fluctuations in interest rates, currency valves or commodity prices.
     “Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date of this Agreement and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Collateral, the Mortgaged Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term of the Loan may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower or its Subsidiary Entities (including all income, franchise, single business or other taxes), (b) the Collateral, the Mortgaged Property, or any other collateral delivered or pledged to the Administrative Agent, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Mortgaged Property.
     “Improvements” shall have the meaning set forth in the Senior Security Instruments.
     “Increased-Cost Lender” shall have the meaning set forth in Section 2.16(3) of this Agreement.
     “Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments that bear interest, (c) all reimbursement and all obligations with respect to letters of credit and bankers’ acceptances, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the Ordinary Course of Business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such

Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (f) all capital lease obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all guaranty obligations of such Person with respect to obligations of another Person that would otherwise constitute Indebtedness hereunder, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any stock or stock equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in Property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of the Property securing such Indebtedness. Notwithstanding the foregoing, “Indebtedness” shall not include (x) the face amount of any undrawn Performance Letters of Credit, (y) Indebtedness Associated with Assets Not Owned, or (z) obligations with respect to options to purchase Real Property that have not been exercised.
     “Indebtedness Associated with Assets Not Owned” shall mean any Indebtedness of any land bank, or any other third party Indebtedness that would be required to be included on the balance sheet or financial statements of the Borrower pursuant to any accounting rule requiring such Consolidation, except to the extent that such Indebtedness would otherwise fall under clause (g) of the definition of “Indebtedness” with respect to the Borrower.
     “Indemnified Liabilities” shall have the meaning given such term in Section 9.14 of this Agreement.
     “Indemnified Person” shall have the meaning given such term in Section 9.14 of this Agreement.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Initial Maturity Date” shall mean the earlier of (i) August 1, 2009, and (ii) the date that all the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
     “Insurance Requirements” shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then current standards applicable to or affecting the Mortgaged Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Mortgaged Property, or such other body exercising similar functions.
     “Interest Coverage Ratio” shall mean, at any time, the ratio of (i) EBITDA for the fiscal quarter then most recently ended, to (ii) Interest Incurred for such period.

     “Interest Expense” shall mean, for any period, for any Person for any period, total interest expense of such Person and its Subsidiaries for such period determined on a Consolidated basis in conformity with GAAP. Notwithstanding that GAAP may otherwise provide, the Borrower shall not be required to include in Interest Expense the amount of any premium paid to prepay Indebtedness.
     “Interest Incurred” shall mean for any period the aggregate amount (without duplication and determined in each case in conformity with GAAP) of interest incurred during such period, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued by Borrower and its Subsidiary Entities during such period, including (a) original issue discount and non-cash interest payments of accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts, and other fees and charges owed with respect to bankers’ acceptances and letter of credit financings and Interest Rate Contracts. For purposes of this definition, (i) interest on any capital lease obligations shall be deemed to accrue at an interest rate reasonably determined by Borrower to be the rate of interest implicit in such obligations in conformity with GAAP, and (ii) interest incurred attributable to any Indebtedness represented by the guaranty of an obligation of another Person shall be deemed to be the interest incurred attributable to the Indebtedness so guaranteed.
     “Interest Period” shall mean (i) with respect to any portion of the Loan which bears interest at the Applicable Base Rate or the default rate under Section 2.9(5), the period commencing on the date of such borrowing and ending on the last day of the calendar month in which made, and each succeeding calendar month thereafter; provided, that if any Base Rate Borrowing is converted to a LIBO Rate Borrowing, the applicable Base Rate Interest Period shall end on such date of conversion; and (ii) with respect to any portion of the Loan which bears interest at the Applicable LIBO Rate, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Rate Request. Notwithstanding the foregoing: (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) any Interest Period pertaining to a LIBO Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
     “Interest Rate Contracts” shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.
     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Investment” shall mean, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person,

(ii) any purchase by that Person of a Property or assets (Real Property or Personal Property) from a Person other than a wholly owned Subsidiary of the Borrower, and (iii) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the Ordinary Course of Business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.
     “Investment Vehicle” shall mean TE/TOUSA, LLC, a Delaware limited liability company.
     “Investment Vehicle Limited Liability Company Agreement” shall mean the limited liability company agreement dated as of July 28, 2005 by and between TOUSA Member and F/R Member.
     “IRS” shall mean the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.
     “Joint Venture” shall mean, as to any Person: (i) any corporation fifty percent (50%) or less of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization fifty percent (50%) or less of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     “Junior Mezzanine Administrative Agent” means DBTCA in its capacity as Administrative Agent under the Junior Mezzanine Loan.
     “Junior Mezzanine Borrower” means TE/TOUSA Mezzanine Two, LLC.
     “Junior Mezzanine Credit Agreement” means that certain Junior Mezzanine Credit Agreement, dated as of the Closing Date, by and among the Junior Mezzanine Borrower, each Junior Mezzanine Lender party thereto and Junior Mezzanine Administrative Agent, among others, in form and substance reasonably satisfactory to Administrative Agent, as such agreement may be Modified.
     “Junior Mezzanine Credit Documents” means any of the Junior Mezzanine Credit Agreement, the Junior Mezzanine Notes, if any, the Junior Mezzanine Pledge Agreement, and all other documents, instruments or agreements executed and delivered by any Junior Mezzanine Party for the benefit of the Junior Mezzanine Administrative Agent or any Junior Mezzanine Lender in connection therewith, as such agreements may be Modified.

     “Junior Mezzanine Debt Service” means, for any period, all scheduled payments due and owing in connection with the Junior Mezzanine Loans in accordance with the terms of the Junior Mezzanine Credit Documents, including all payments of interest and principal, fees, expenses and other payments to the extent such fees, expenses and other payments are required pursuant to the terms of such Junior Mezzanine Credit Documents.
     “Junior Mezzanine Indebtedness” means Indebtedness outstanding under the Junior Mezzanine Credit Documents.
     “Junior Mezzanine Lenders” means the lenders party to the Junior Mezzanine Credit Agreement.
     “Junior Mezzanine Loan” means a term loan made pursuant to the Junior Mezzanine Credit Agreement.
     “Junior Mezzanine Note” means any promissory note issued under the Junior Mezzanine Credit Agreement.
     “Junior Mezzanine Pledge Agreements” means the Pledge Agreements, dated as of the Closing Date, executed by Junior Mezzanine Borrower and the Investment Vehicle in favor of Junior Mezzanine Agent in the form attached to the Junior Mezzanine Credit Agreement, as it may be Modified.
     “Knowledge” shall mean the knowledge of any Responsible Officer of any Borrower or any Transaction Party, as applicable, or any other Person delegated by such Responsible Officer as to any particular matter, of the facts or matters that each such Person could reasonably be expected to discover or otherwise become aware of after due inquiry in the course of performing their duties for any Borrower or any Transaction Party, as applicable, in the Ordinary Course of Business.
     “Lead Arranger” shall mean Deutsche Bank Securities Inc., in its capacity as lead arranger for the credit facility evidenced by this Agreement, together with its permitted successors and assigns.
     “Lease” shall mean any lease, sublease or subsublease, letting, license, concession, or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted or permitted to have by the applicable Operating Company Entity a possessory interest in, or right to use or occupy all or any portion of any space in the Mortgaged Property or any facilities at the Mortgaged Property, and every Modification thereto and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Lenders” shall mean each of the lenders from time to time party to this Agreement, including any Assignee permitted pursuant to Section 9.8 of this Agreement.
     “LIBO Rate” shall mean, with respect to any Interest Period, the per annum rate for such Interest Period and for an amount equal to the amount of the Loan shown on Dow Jones Telerate Page 3750 (or any equivalent successor page) at approximately 11:00 (London time) two

Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not quoted, the arithmetic average as determined by the Administrative Agent of the rates at which deposits in immediately available Dollars in an amount equal to the amount of the Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.
     “LIBO Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the LIBO Rate.
     “LIBO Reserve Percentage” shall mean with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities. As of the Closing Date, the LIBO Reserve Percentage is zero, provided, however, there can be no assurance as to what such amount may be in the future.
     “Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and any agreement to give any security interest.
     “Loan” shall mean any loan made by any Lender pursuant to this Agreement.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranties, the Pledge Agreement, the Environmental Indemnity, and all other documents executed and/or delivered by Borrower in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower Parties.
     “Management Fee Payment Date” shall mean the later of (i) October 1, 2006; and (ii) the date (at the end of a calendar quarter) the ratio (expressed as a percentage) of Total Funded Debt to Total Book Capitalization (calculated on a pro forma basis with effect given to the Permitted Management Fee being paid) is less than 70%.
     “Margin Stock” shall mean “margin stock” as defined in Regulation U.
     “Material Adverse Effect” shall mean any of the following: (1) with respect to (a) TOUSA Guarantors, taken as a whole, or (b) Borrower and Borrower’s Subsidiaries taken as a whole, a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of such Persons from and after the Closing Date; (2) a material impairment of the ability of any Borrower Party to otherwise perform under any Loan Document; or (3) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower Party of any Loan Document.
     “Maturity Date” shall mean the Initial Maturity Date, as the same may be extended pursuant to Section 2.6 of this Agreement. The Maturity Date shall be subject to acceleration upon an Event of Default as otherwise provided in this Agreement.
     “Mezzanine Agent” shall mean the Administrative Agent under each of the Mezzanine Loans.

     “Mezzanine Borrowers” shall mean, collectively, the Junior Mezzanine Borrower and the Senior Mezzanine Borrower.
     “Mezzanine Credit Agreements” shall mean, collectively, the Junior Mezzanine Credit Agreement and the Senior Mezzanine Credit Agreement.
     “Mezzanine Debt Service” shall mean for any period, all scheduled payments due and owing in connection with the Mezzanine Loans, in accordance with the terms of the Mezzanine Loan Documents, including all payments of interest and principal. Mezzanine Debt Service shall not include any payments of principal upon maturity or the acceleration of the Mezzanine Loans following an event of default thereunder.
     “Mezzanine Funded Debt” shall mean Indebtedness of the Mezzanine Borrowers arising from the Mezzanine Loans.
     “Mezzanine Lender” shall mean the lenders from time to time party to the Junior Mezzanine Credit Agreement and the Senior Mezzanine Credit Agreement.
     “Mezzanine Loan” shall mean a term loan made pursuant to the Junior Mezzanine Credit Agreement or the Senior Mezzanine Credit Agreement.
     “Mezzanine Loan Documents” shall mean any of the Mezzanine Credit Agreements and all other documents or agreements executed and delivered by Mezzanine Borrowers for the benefit of any Mezzanine Agent or any Mezzanine Lender in connection therewith, as each may be Modified.
     “Model Homes” shall mean all Units which are used as models, sales offices, or design centers to market a particular real estate development project and the contents thereof.
     “Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify,” “Modified,” or related words shall have meanings correlative thereto.
     “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
     “Mortgaged Property” shall have the meaning set forth in the Senior Credit Agreement.
     “Multiemployer Plan” shall mean a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any Consolidated Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
     “Non-Consenting Lender” shall have the meaning set forth in Section 2.16(3) of this Agreement.
     “Note” shall mean a promissory note in substantially the form of that attached to this Agreement as Exhibit E (or such other form approved by the Borrower, the applicable Lender and the Administrative Agent) issued by the Borrower at the request of a Lender pursuant to this Agreement.
     “NPL” shall have the meaning set forth in Section 4.15 of this Agreement.
     “Obligations” shall mean any and all debts, obligations and liabilities of the Borrower or the other Borrower Parties to the Administrative Agent, the other Agents and the Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents. Subject to Section 9.21 hereof, “Obligations” shall not include any obligation or liability of any Borrower hereunder which survives the repayment of Loans and the termination of this Agreement.
     “Officers’ Certificate” shall mean as to any entity, a certificate executed on behalf of such entity by a Responsible Officer.
     “Operating Company” shall mean EH/Transeastern, LLC, a limited liability company organized under the laws of the state of Delaware.
     “Operating Company Entities” shall mean the Operating Company and any of its wholly owned Subsidiaries that own any portion of the Mortgaged Property.
     “Ordinary Course of Business” shall mean, with respect to a specific Person, the ordinary course of such Person’s business, substantially as conducted by any such Person prior to and as of the Closing Date, and (A) undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document, and (B) which shall not in any event interfere with the ongoing operation of the Property of such Person in a manner consistent with similar properties and shall not interfere with the day-to-day operations of such Property as contemplated in the Loan Documents.
     “Originating Lender” shall have the meaning set forth in Section 9.8(4) of this Agreement.
     “Organizational Documents” shall mean: (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, any certificate of formation, and any other instrument or agreement relating to the rights between the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries, or pursuant to which such trust is formed.
     “Other Charges” shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Mortgaged Property, now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Lease.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of a Governmental Authority with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document.
     “Participant” shall have the meaning given such term in Section 9.8(4) of this Agreement.
     “Payment Date” shall mean the date payments of interest are due pursuant to Section 2.9(3).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.
     “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Consolidated Entities or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.
     “Performance Letters of Credit” shall mean any letter of credit issued (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; or (b) in lieu of other contract performance, including, without limitation, bid and performance bonds.
     “Permitted Entitlement Cure Payment” shall mean a one-time capital contribution by TOUS A Member made to Operating Company (through the Upper Tier Companies) to prevent a default by Operating Company under the Asset Purchase Agreement as a result of its failure to timely make a Permitted Entitlement Payment.
     “Permitted Entitlement Payment” shall mean the “Entitlement Payments” described in Section 3.6(b) of the Asset Purchase Agreement, provided that each of the conditions to such payments have been fully satisfied in accordance with the Asset Purchase Agreement and Administrative Agent has received reasonable evidence thereof.
     “Permitted Management Fee” shall mean the management fee to be paid to TOUSA Member or its designated Affiliate pursuant to Section 6.6 of the Investment Vehicle Limited Liability Company Agreement, provided that such fee is then due and payable thereunder.
     “Permitted Post Closing Sale Payments” shall mean the payments to be made to Seller pursuant to Section 3.6 of the Asset Purchase Agreement, provided that: (i) in no event shall the aggregate amount of such payments exceed $75 million; (ii) each of the conditions to such payments have been fully satisfied in accordance with the Asset Purchase Agreement and Administrative Agent has received reasonable evidence thereof.
     “Permitted Tax Distribution” shall mean for any period, an amount equal to the taxable income of the Investment Vehicle taking into account the taxable income of its direct and indirect Subsidiary Entities, multiplied by the highest marginal tax rate (including federal, state and local taxes) applicable to a corporation residing in New York, New York in effect for the taxable period with respect to which the income is deemed earned for federal income tax purposes, taking into account the character and type of income earned and the deductibility of state and local income taxes for federal income tax purposes, which Permitted Tax Distribution shall be made to the Investment Vehicle for distribution to its members in accordance with its Organizational Documents.
     “Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, Joint Venture or other entity, or a Governmental Authority.
     “Personal Property” shall have the meaning set forth in the granting clause of the Senior Security Instruments.
     “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which the Consolidated Entities or any ERISA Affiliate sponsors or maintains or to which the Consolidated Entities or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Multiemployer Plan.
     “Pledge Agreement” shall mean the Pledge Agreement dated as of even date herewith, in substantially the form attached to this Agreement as Exhibit F, executed by the Pledgor, pursuant to which shall be pledged to Administrative Agent, for the ratable benefit of the Lenders, all of each Pledgor’s direct ownership interests in TOUSA Senior.
     “Pledgor” shall mean Borrower, in its capacity as pledgor under the Pledge Agreement.
     “Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
     “Prime Rate” shall mean the fluctuating per annum rate announced from time to time by DBTCA or any successor Administrative Agent at its principal office in New York, New York as its “prime rate”. The Prime Rate is a rate set by DBTCA as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as DBTCA may designate. The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers. Each change in the Prime Rate will be effective on the day the change is announced within DBTCA.
     “Principal Office” means, for each of Administrative Agent, the Contact Office, or such other office as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

     “Priority Capital Investment” shall mean the priority capital provided by TOUSA Member to the Investment Vehicle in the amount of $20 million.
     “Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loans of any Lender, the percentage obtained by dividing (a) the outstanding principal balance of the Loans of that Lender, by (b) the aggregate outstanding principal balance of the Loans of all Lenders.
     “Proceeds” shall mean amounts, awards or payments payable to or for the benefit of the Borrower (including, without limitation, amounts payable under any title insurance policies covering the Mortgaged Property owner’s ownership interest in the Mortgaged Property) or the Administrative Agent in respect of all or any part of the Mortgaged Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to the Borrower and the Administrative Agent, respectively, of any and all reasonable expenses incurred by the Borrower and the Administrative Agent in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).
     “Property” of any Person shall mean, collectively and severally, any and all Real Property and all Personal Property owned or occupied by the subject Person. “Property” shall include all Capital Stock owned by the subject Person in a Subsidiary Entity.
     “Purchase/Option Agreements” shall mean (i) those certain purchase and option agreements identified in Schedule 4.23(5); and (ii) agreements pursuant to which the Operating Company Entities have the option or right to purchase Real Property; provided, however, that the agreement is either substantially in the form previously approved by Administrative Agent or Administrative Agent reasonably approves the agreement.
     “Qualified Purchase/Option Agreement” shall mean a Purchase/Option Agreement with respect to Qualified Option Land.
     “Qualified Option Land” shall have the meaning set forth in the Senior Credit Agreement.
     “Rate Request” shall mean a request for the conversion or continuation of a Base Rate Loan or LIBO Rate Loan as set forth in Section 2.5(2).
     “Real Property” shall mean each of those parcels (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by the Borrower and its Subsidiaries.
     “Register” shall have the meaning set forth in Section 9.8(2) of this Agreement.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be Modified.
     “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be Modified.
     “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be Modified.
     “Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, termination or surrender fees, penalties and other consideration of whatever form or nature arising from the use or enjoyment of all or any portion of the Mortgaged Property, or received by or paid to or for the account of or benefit of the Senior Borrower, from any and all sources arising from or attributable to the Mortgaged Property, including the rental or surrender of any office space, retail space, parking space, halls, stores, and offices of every kind, the rental or licensing of signs, sign space or advertising space and all membership fees and dues, receipts, accounts receivable, cancellation fees, credit card receipts and other receivables relating to or arising from rentals, rent equivalent income, income and profits from guest rooms, meeting rooms, conference and banquet rooms, food and beverage facilities, health clubs, spas, vending machines, parking facilities, telecommunication and television systems, guest laundry, the provision or sale of other goods and services, and Proceeds, if any, from business interruption or other loss of income insurance.
     “Replacement Lender” shall have the meaning set forth in Section 2.16(3) of this Agreement.
     “Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
     “Required Lenders” shall mean, at any time of determination, Lenders holding more than 66 2/3% of the aggregate principal balance of all Loans.
     “Requirements of Law” shall mean, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to the Borrower, the Senior Borrowers, the Collateral, or the Mortgaged Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Mortgaged Property and the Improvements and the Building Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicap accessibility.

     “Reserve Adjusted LIBO Rate” shall mean the rate per annum (rounded upward, if necessary, to the next higher 1/16 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Reserve Adjusted LIBO Rate =	LR
1-LRP
where
LR = LIBO Rate
LRP = LIBO Reserve Percentage
     “Responsible Financial Officer” shall mean, with respect to any Person, the chief financial officer, controller or treasurer of such Person or any other officer, partner or member having substantially the same authority and responsibility.
     “Responsible Officer” shall mean, with respect to any Person, the president, chief executive officer, vice president, Responsible Financial Officer, general partner, managing member of such Person or any other officer, partner or member having substantially the same authority and responsibility.
     “S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.
     “Securities” shall mean any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Seller” shall mean, collectively, Transeastern Properties, Inc. and various of its affiliate “Companies” as further described in the Asset Purchase Agreement.
     “Senior Administrative Agent” as defined in the recitals hereto.
     “Senior Borrowers” shall mean, collectively, EH/Transeastern, LLC and TE/TOUSA Senior, LLC.
     “Senior Borrowers’ Available Credit” shall mean the “Available Credit” under the Senior Credit Agreement, as defined therein.
     “Senior Borrowers’ Net Worth” shall mean the net worth of the Senior Borrowers as determined in conformance with GAAP; for the purposes of calculating Senior Borrowers’ Net Worth it is understood that equity in the Senior Borrowers will include member loans to the extent permitted under this Agreement.
     “Senior Credit Agreement” as defined in the recitals hereto.

     “Senior Credit Documents” as defined in the recitals hereto.
     “Senior Credit Party” means each Person (other than any Agent, Issuing Bank, or any Senior Lender or any other representative thereof) from time to time party to a Senior Credit Document.
     “Senior Event of Default” means an Event of Default under the Senior Credit Agreement.
     “Senior Extension Period” means the “Extension Period” under the Senior Credit Agreement.
     “Senior Funded Debt” shall mean Indebtedness of the Senior Borrower arising from the Senior Obligations.
     “Senior Guarantors” as defined in the recitals hereto.
     “Senior Lenders” as defined in the recitals hereto.
     “Senior Loans” means the Term Loans, Swing Loans and Revolving Loans under the Senior Credit Agreement, as such terms are defined therein.
     “Senior Obligations” means the “Obligations” under and as defined in the Senior Credit Agreement.
     “Senior Permitted Debt” shall mean collectively,
          (i) the Senior Obligations;
          (ii) the Indebtedness described in Schedule 6.21 to the Senior Credit Agreement;
          (iii) trade payables and other liabilities incurred in the Ordinary Course of Business of the applicable Transaction Party and payable by on or behalf of such Person in respect of the operation of the Mortgaged Property, not secured by Liens on the Mortgaged Property (other than those liens which are the subject of a Good Faith Contest or Liens which are Senior Permitted Encumbrances), provided, however, that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred;
          (iv) with respect to the Operating Company Entities, Indebtedness (if any) under agreements otherwise permitted under the Senior Credit Documents (including Purchase/Option Agreements and equipment leases); and
          (v) with respect to the Operating Company Entities, non-recourse Indebtedness secured by Real Property the Fair Market Value of which does not exceed $10 million.
     “Senior Permitted Encumbrances” shall mean:

          (i) Liens pursuant to any Senior Credit Documents;
          (ii) Liens (other than environmental Liens and Liens in favor of the PBGC) with respect to the payment of Taxes, assessments or governmental charges, including liens securing community development district bonds or similar bonds issued by any Governmental Authority to accomplish similar purposes, and in all cases which are not yet due and payable or which are the subject of a Good Faith Contest;
          (iii) Liens listed on Schedule 6.12(1) of this Agreement;
          (iv) Purchase money Liens on Personal Property granted by the Senior Borrowers or their Subsidiary Entities or Capital Leases as otherwise permitted under this Agreement and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease; provided, however, that no such Lien shall attach to any Mortgaged Property;
          (v) Liens on the Real Property owned by the Operating Company and securing Indebtedness as permitted under clause (v) of the definition of Senior Permitted Debt;
          (vi) Liens incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance and other types of social security, other than any Lien imposed by ERISA; and
          (vii) Any Liens with respect to the Mortgaged Property consisting of the following:
               (A) Liens or deposits to secure the performance of bids, tenders, sales, options, contracts (other than for the repayment of borrowed money), surety, stay, appeal, customs, indemnity, performance obligations or other similar bonds or obligations (not constituting Indebtedness), arising in the Ordinary Course Of Business;
               (B) Liens incidental to the conduct of the business of the Senior Borrowers and their Subsidiary Entities consisting of encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property which (i) do not materially detract from the value of such Real Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property, (ii) violate any other terms and conditions of this Agreement; and (iii) are not incurred in connection with the borrowing of money or the obtaining of advances or credit;
               (C) Liens arising under leases or subleases of Real Property not otherwise prohibited under the terms of this Agreement and which do not in the aggregate materially detract from the value of such Real Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property;
               (D) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement and otherwise in the Ordinary Course Of Business of Borrower;

               (E) Liens set forth in the Senior Title Policy issued with respect to the Senior Security Instruments;
               (F) Liens securing judgments for the payment of money not constituting an Event of Default or securing appeal or other surety bonds related to such judgments;
provided, that with respect to any Liens described in subsections (vii)(A), (B) or (F), all such Liens shall be junior and subordinate to the lien of the Senior Administrative Agent created by the Senior Security Instruments.
     “Senior Security Instruments” shall mean, individually and collectively, with respect to each Mortgaged Property, the mortgage, deed of trust, collateral assignment, or other document as set forth in the Senior Credit Agreement.
     “Senior Term Loan” shall mean any Term Loan pursuant to the Senior Credit Agreement.
     “Senior Title Policy” shall mean an ALTA mortgagee title insurance policy as described in the Senior Credit Agreement.
     “Single Purpose Entity” means a Person, other than an individual, which (A) is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in the Mortgaged Property or the Capital Stock of Persons holding directly or indirectly, ownership interests in the Mortgaged Property (in respect of such Person, its “Purpose”), (B) does not engage in any business unrelated to its Purpose, (C) has not and will not have any assets other than those related to its Purpose, and has not or will not have any Indebtedness, other than as expressly permitted by the Loan Documents or Mezzanine Loan Documents, as applicable, (D) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (E) holds itself out as being a Person, separate and apart from any other Person, (F) does not and will not commingle its funds or assets with those of any other Person, (G) conducts its own business in its own name, (H) maintains separate financial statements (except where consolidated financial statements are permitted or required by applicable law or GAAP, provided that such consolidated statements shall reflect that such Person and any other Person covered by such financial statements are separate legal entities) and files its own tax returns (except as otherwise required or permitted by applicable law), (I) pays its own debts and liabilities when they become due out of its own funds, (J) observes all partnership, corporate, limited liability company or trust formalities, as applicable, and does all things necessary to preserve its existence as an entity, (K) except as expressly permitted by the Loan Documents or Mezzanine Loan Documents, as applicable, maintains an arm’s-length relationship with its Affiliates and shall not enter into any Contractual Obligations with any Affiliates except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis (taking into account the relative standards of quality and reputation of the party rendering the service) with third parties other than an Affiliate, (L) pays the salaries of its own employees and maintains a sufficient number of employees in light of its contemplated business operations, (M) does not guarantee or otherwise obligate itself with respect to the debts of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person, except as expressly contemplated by the Loan Documents or Mezzanine Loan Documents, as applicable, (N) does not acquire obligations or securities of its partners, members or shareholders, (O) allocates fairly and reasonably shared expenses, including any overhead for shared office space, (P) uses separate stationery, invoices, and checks, (Q) does not and will not pledge its assets for the benefit of any other Person (except in connection with Senior Permitted Encumbrances) or make any loans or advances to any other Person, (R) does and will correct any known misunderstanding regarding its separate identity, (S) maintains adequate capital in light of its contemplated business operations, and (T) has and will have a partnership or operating agreement, certificate of incorporation or other organizational document which complies with the requirements set forth in this definition. In addition, the Organizational Documents of such Person shall provide that such Person without the unanimous consent of all of the partners, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (i) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (b) take any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally.
     “Solvent” shall mean, when used with respect to any Person, that at the time of determination: (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
     “Subordinated Creditor” shall have the meaning given such term in Section 5.15(1) of this Agreement.
     “Subordinated Indebtedness” shall have the meaning given such term in Section 5.15(1) of this Agreement.
     “Subsidiary” shall mean, with respect to any Person: (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled.
     “Subsidiary Entities” with respect to any Person, shall mean a Subsidiary or Joint Venture of such Person.
     “Survey” shall mean a survey of the Mortgaged Property prepared by a surveyor licensed in the State and satisfactory to the Administrative Agent and the company or companies issuing the Senior Title Policy, and containing a certification of such surveyor satisfactory to the Administrative Agent.
     “Tax Affiliate” shall mean, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file Consolidated, combined or unitary tax returns.
     “Tax Returns” shall have the meaning set forth in Section 4.7 of this Agreement.
     “Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, Real Property, Personal Property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Mortgaged Property or permitted to use any portion of the facilities at the Mortgaged Property, other than the Manager and its employees, agents and assigns.
     “Terminated Lender” shall have the meaning given set forth in Section 2.16(3) of this Agreement.
     “Total Book Capitalization” shall mean the sum of (i) Total Funded Debt and (ii) Senior Borrower’s Net Worth.
     “Total Funded Debt” shall mean the sum of (i) the Senior Funded Debt; and (ii) the Mezzanine Funded Debt.
     “Total Utilization of Senior Revolving Commitments” shall have the meaning given to the term “Total Utilization of Revolving Commitments” as set forth in the Senior Credit Agreement.
     “TOUSA” shall mean Technical Olympic USA, Inc., a Delaware corporation.
     “TOUSA Guarantors” shall mean TOUSA and TOUSA Member.
     “TOUSA Member” shall mean TOUSA Homes, L.P., a Delaware limited partnership.
     “TOUSA Senior” shall mean TE/TOUSA SENIOR, LLC, a Delaware limited liability company.
     “Transaction Parties” shall mean, jointly and severally, each of the Senior Credit Parties, the Junior Mezzanine Borrower, the Borrower Parties and the Upper Tier Entities.
     “Transactional Affiliate” shall have the meaning set forth in Section 6.6 of this Agreement.

     “Transeastern Assets” shall mean the assets being acquired under the Asset Purchase Agreement.
     “Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any shall mean whatsoever whether voluntary, involuntary, by operation of law or otherwise.
     “Type” of Loan shall mean either a Base Rate Loan or a LIBO Rate Loan.
      “UCC” shall mean the Uniform Commercial Code in effect in the State.
     “Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “Unentitled Land” shall mean any Real Property owned by the Operating Company Entity that is not Entitled Land or does not otherwise meet the criteria necessary for inclusion in the Borrowing Base.
     “Unit” shall mean a single or multi family residential unit, including a condominium unit and a townhouse unit.
     “Unrestricted Cash” shall mean all cash and Cash Equivalents of the Senior Borrower and its Subsidiary Entities that is (i) not subject to a Lien or other restriction (including, without limitation, any escrow in connection with a Bona Fide Sales Contract) other than a Lien in favor of the Senior Administrative Agent; and (ii) are held in an account in accordance with the Senior Credit Agreement.
     “Upper Tier Entities” shall mean the Mezzanine Borrowers, the Investment Vehicle and any other Person that is a borrower or pledgor under the Mezzanine Loans.
     “USA Patriot Act” shall have the meaning set forth in Section 4.28(1) of this Agreement.
     “U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.
     1.2 Other Interpretive Provisions.
          In this Agreement and in the other Loan Documents, except as otherwise expressly provided:
               (i) words expressing the singular include the plural and vice versa;
               (ii) words denoting gender include all genders;
               (iii) words denoting the whole of a matter or thing include a part of the matter or thing;
               (iv) the terms “Collateral” and “Mortgaged Property” shall be construed to be followed by the phrase “or any part or portion thereof or interest therein”;
               (v) words and expressions importing natural Persons include Persons that are not natural Persons and vice versa;
               (vi) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement or the applicable Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such Loan Document;
               (vii) the words “include”, “includes”, “including” and similar terms shall be construed as if followed by the words “without being limited to”;
               (viii) the words “shall” and “will” shall be construed as obligatory terms;
               (ix) the word “may” shall be construed as a discretionary term (and, as if followed by “but shall not be obligated to”);
               (x) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement or the applicable Loan Document, as the case may be;
               (xi) article, section, subsection and paragraph headings and captions and any tables of contents are included solely for convenience of reference only and shall not constitute a part of this Agreement or the applicable Loan Document, as the case may be, for any other purpose;
               (xii) exhibits and schedules annexed to this Agreement or the applicable Loan Document, as the case may be, are hereby incorporated into this Agreement or such Loan Document, as the case may be, as a part of this Agreement or such Loan Document, as the case may be, with the same effect as if set forth in the body of this Agreement or such Loan Document, as the case may be;
               (xiii) the recitals to this Agreement are incorporated into this Agreement and form a part of this Agreement and the Borrower represent and warrant that, as of the date hereof, Recital A is true and correct;
               (xiv) a reference to a document or agreement, including this Agreement or any Loan Document, includes a reference to such document or agreement as novated, amended, modified, supplemented or replaced from time to time;
               (xv) derivatives of a word defined herein or therein, as the case may be, have a corresponding meaning;
               (xvi) a reference to writing includes printing, engraving, typewriting, lithography, photography and any other mode of reproducing or representing words, figures or symbols in a permanent and visible form;
               (xvii) a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification, replacement or re-enactment thereof, any legislative provision substituted therefor, and all regulations, rules, rulings and statutory instruments issued thereunder or pursuant thereto;
               (xviii) a reference to a party to this Agreement, any Loan Document or another agreement or document includes such party’s executors, administrators, successors and permitted assigns (provided that the foregoing shall not be deemed to permit any Transfer of any ownership interest that is otherwise prohibited hereunder);
               (xix) if a provision binds two or more parties that provision binds those parties jointly and severally;
               (xx) if a party comprises two or more Persons, the provisions of this Agreement or the applicable Loan Document, as the case may be, binding that party bind those Persons jointly and severally;
               (xxi) if a payment obligation comes due on a day which is not a Business Day, payment shall be due on the immediately following Business Day;
               (xxii) attorneys’, consultants’ and experts’ fees shall include customary disbursements and related charges of the professional involved;
               (xxiii) “Approval”, “Approved”, “approval” or “approved” shall mean, as the context so determines, an approval in writing given to the party seeking approval after full disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted. Approvals by Agent or any Lender may be granted or withheld in the absolute and sole discretion of Agent or such Lender unless this Agreement or any Loan Document expressly provides otherwise. Similarly, where a matter is stated to be in Agent’s or any Lender’s opinion, in Agent’s or any Lender’s judgment, acceptable to Agent or any Lender, satisfactory to Agent or any Lender, required by Agent or any Lender, determined by Agent or any Lender or subject to Agent’s or any Lender’s consent or like phrases, unless this Agreement or any Loan Document expressly provides otherwise, such terms shall be construed to mean in Agent’s or such Lender’s sole opinion, in Agent’s or such Lender’s sole judgment, acceptable to Agent or such Lender in its sole discretion, satisfactory to Agent or such Lender in its sole discretion, required by Agent or such Lender in its sole discretion, determined by Agent or such Lender in its sole discretion, and subject to Agent’s or such Lender’s consent in its sole discretion;
               (xxiv) whenever a consent, approval, request or like act may not be unreasonably withheld, it shall also not be unreasonably delayed or conditioned; and
               (xxv) the principle of construing this Agreement or any other Loan Document against the party that drafted the same is expressly excluded.
ARTICLE 2.
CREDIT FACILITY
     2.1 Loan.
          (1) Loan. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to Borrower in an amount equal to such Lender’s Loan Commitment. Borrower agrees to accept the Loan and to repay the same in accordance with the terms hereof
          (2) No Reborrowing. Borrower may request and receive only one borrowing hereunder in respect of the Loans and amounts borrowed under the Loans that are repaid or prepaid by Borrower may not be reborrowed.
          (3) Maturity Date. All amounts owed hereunder with respect to the Loan shall be paid in full no later than the Maturity Date.
          (4) Borrowing Mechanics for the Loan.
               (i) Borrower shall deliver to Administrative Agent a fully executed funding notice in a form reasonably acceptable to Administrative Agent no later than one (1) day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such funding request, Administrative Agent shall notify each Lender of the proposed borrowing.
               (ii) Each Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Contact Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loan available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loan received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Contact Office or to such other account as may be designated in writing to Administrative Agent by Borrower.

     2.2 Reserved.
     2.3 Reserved.
     2.4 Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99-401-268, Ref: TE/TOUSA Mezzanine LLC, no later than 12:00 p.m. (New York time). The Administrative Agent will make such Loan available to the Borrower pursuant to the terms and conditions hereof by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable funding request.
     2.5 Interest Elections.
          (1) Elections by the Borrower for the Borrowings. Each Borrowing initially shall be of the Type specified in the applicable funding request and, in the case of a LIBO Rate Loan, shall have an initial Interest Period as specified in such funding request (which shall be a period contemplated by the definition of the term “Interest Period”). Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Loan, may elect Interest Periods therefor, all as provided in this Section; provided, however, any conversion or continuation of LIBO Rate Loans shall be subject to the provisions of Sections 2.2(a)(2)(iii) and (iv). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. At any time, the Borrower may have only eight (8) Interest Periods then in effect.
          (2) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent in writing of such election (which notice may be by facsimile) by the time that a Borrowing Request would be required under Section 2.4 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Rate Request shall be irrevocable, shall be signed by a Responsible Officer and shall be in the form of Exhibit D hereto.
          (3) Information in Interest Election Requests. Each Rate Request shall specify the following information in compliance with Section 2.2:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (C) and (D) of this section shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Rate Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be a Base Rate Loan or a LIBO Rate Loan; and

               (iv) if the resulting Borrowing is a LIBO Rate Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
     If any such Rate Request requests a LEBO Rate Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (4) Notice by the Administrative Agent to Lenders. Promptly following receipt of a Rate Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (5) Failure to Elect; Potential Default and Events of Default. If the Borrower fails to deliver a timely Rate Request with respect to a LIBO Rate Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Loan. Notwithstanding any contrary provision hereof, if a Potential Default or an Event of Default has occurred and is continuing on the day occurring three Eurodollar Business Days prior to the date of, or on the date of, the requested funding, continuation or conversion, then, so long as a Potential Default or an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Loan and (ii) unless repaid, each LIBO Rate Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.
     2.6 Extension of Initial Maturity Date.
          (1) Unless previously accelerated, or extended pursuant to this Section 2.6. all Obligations with respect to the Loans shall be paid in full no later than 1:00 p.m., New York time on the Initial Maturity Date. Provided that no Potential Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Administrative Agent at least one year and thirty days prior to the Initial Maturity Date (and in any event concurrently with the extension by the Senior Borrowers of the Senior Loans pursuant to Section 2.6 the Senior Credit Agreement and the extension by the Junior Mezzanine Borrowers of the Junior Mezzanine Loans pursuant to Section 2.6 of the Junior Mezzanine Credit Agreement), subject to the terms and conditions set forth in this Agreement, to extend the Initial Maturity Date by twelve (12) months to August 1, 2010 (the “Extension Period”). The request by the Borrower for the extension of the Initial Maturity Date shall constitute a representation and warranty by the Borrower that no Potential Default or Event of Default then exists and that all of the conditions set forth in Section 2.6(2) below shall have been satisfied on the Initial Maturity Date. Provided that all conditions to the extension required to be satisfied as of the Extension Date (as set forth in this Section 2.6) are then satisfied, the extension shall become effective concurrently with the extension of the Senior Loans and Senior Mezzanine Loans (the “Extension Date”), subject however to the further satisfaction of all conditions to the extension required to be satisfied as of the Initial Maturity Date (as set forth in this Section 2.6).
          (2) The obligations of the Administrative Agent and the Lenders to extend the Initial Maturity Date as provided in Section 2.6(1) shall be subject to the prior satisfaction of each of the following conditions precedent as determined by the Administrative Agent in its good faith judgment:
               (i) on the Initial Maturity Date there shall exist no Potential Default or Event of Default;
               (ii) on or prior to the Extension Date, the Borrower shall have paid to the Administrative Agent for the ratable benefit of the Lenders an extension fee (the “Extension Fee”) equal to one-quarter of one percent (0.25%) of the original principal amount of the Loan (which fee Borrower hereby agrees shall be fully earned and nonrefundable under any circumstances when paid);
               (iii) the representations and warranties made by the Borrower Parties in the Loan Documents shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Extension Date and the Initial Maturity Date, unless such representations and warranties specifically relate to an earlier date, in which case, they shall have been true and correct in all material respects as of such earlier date (provided, however, that any factual matters disclosed in the Schedules referenced in Article 4 shall be subject to update in accordance with clause (iv) below);
               (iv) the Borrower Parties shall have delivered to the Administrative Agent updates of all the Schedules set forth in Article 4 hereof as of the Extension Date and as of the Initial Maturity Date, and such updated Schedules shall be acceptable to Administrative Agent in its reasonable judgment;
               (v) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate dated as of the Extension Date and as of the Initial Maturity Date demonstrating the Borrower is in compliance with the covenants set forth in Article 6;
               (vi) the Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by Administrative Agent in connection with such extension;
               (vii) as of the Extension Date and as of the Initial Maturity Date, the ratio (expressed as a percentage) of Total Funded Debt to Total Book Capitalization, shall be 60% or less;
               (viii) the initial maturity date of the Senior Loans shall have been extended for one year such that the maturity date thereof does not occur before August 1, 2009 and the initial maturity date of the Junior Mezzanine Loan shall have been extended for one year such that the maturity date thereof does not occur before August 1, 2010; and
               (ix) as of the Extension Date and as of the Initial Maturity Date, the Borrower Parties shall have acknowledged and ratified that their obligations under the applicable Loan Documents remain in full force and effect, and continue to guaranty the Obligations under the Loan Documents, as extended.

          (3) The Administrative Agent shall notify each of the Lenders in the event that the Borrower requests that the Initial Maturity Date be extended as provided in this Section 2,6.
     2.7 Manner of Payment of Loan; Evidence of Debt.
          (1) Repayment. Subject to any earlier acceleration of the Loan following an Event of Default, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loan on the Maturity Date.
          (2) Manner of Payment.
               (i) The Borrower shall notify the Administrative Agent in writing (which notice may be by facsimile or electronic mail) of any repayment or prepayment hereunder (i) in the case of repayment or prepayment of a LIBO Rate Loan with an Interest Period not expiring on the date of payment, not later than 1:00 p.m. (New York time) three Business Days before the date of repayment or prepayment, or (ii) in the case of repayment or prepayment of a LIBO Rate Loan with Interest Periods expiring on the date of repayment or prepayment or a Base Rate Loan, not later than 1:00 p.m. (New York time) on the date of repayment or prepayment. Each such notice shall be irrevocable and shall specify the repayment or prepayment date and the principal amount of each Borrowing or portion thereof to be repaid or prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each repayment or prepayment of a Borrowing shall be applied ratably to the Loan included in the repaid or prepaid Borrowing. Repayments and prepayments shall be accompanied by (A) accrued interest to the extent required by Section 2.9 and (B) any payments due pursuant to Section 2.8. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Base Rate Loan and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).
               (ii) The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest or fees) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m. (New York time) (unless otherwise specified in this Agreement), on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Loan is to be made by any Lender on a date the Borrower are to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 2.4. or paid by the Borrower to the Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be wired to the Administrative

Agent at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99- 401-268, Ref: TE/TOUSA Mezzanine LLC, except as otherwise expressly provided in the relevant Loan Document, and except that payments pursuant to Sections 2.15, 2.17, 2.18 and 9.14 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.
          (3) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (4) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (5) Effect of Entries. The entries made in the accounts maintained pursuant to Sections 2.7(3) and (4) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.
          (6) Promissory Notes. Upon the request of a Lender, the Borrower shall promptly execute and deliver to such Lender a Note evidencing such Lender’s Commitment.
     2.8 Repayment and Prepayment of the Loan
          (1) Mandatory Prepayments. The Borrower shall remit to the Administrative Agent as a mandatory prepayment for application against the outstanding principal balance of the Loan:
               (i) The Proceeds of a Casualty or Condemnation of a Mortgaged Property to the extent required to be applied to the prepayment of the Loan under this Agreement.
               (ii) Concurrently with any prepayment of principal of the Senior Term Loan or the Junior Mezzanine Loan, Borrower shall prepay the principal amount of the Loan on a pro rata basis based on the outstanding principal balance of the Loan, the Senior Loan, and the Junior Mezzanine Loan.

          (2) Optional Prepayments. Borrower shall be prohibited from voluntarily prepaying the Loan, in whole or in part, until the first Payment Date following the first anniversary of the Closing Date (the period to but excluding such Payment Date, the “Lockout Period”). Lenders shall have no obligation to accept any voluntary prepayment during the Lockout Period. After the expiration of the Lockout Period, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall promptly provide telephonic notice of the receipt thereof to each of the Lenders), the Borrower may voluntarily prepay principal amounts outstanding under the Loan in whole or in part (without any release of collateral securing the Loan); provided, however, that voluntary prepayments shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. As a condition precedent to any voluntary prepayment of a Loan, the principal amount of the Senior Loan and, provided no Event of Default has occurred and is continuing, the Junior Mezzanine Loans, shall be concurrently repaid pro rata based on the outstanding principal balance of the Loan, the Senior Loan, and the Junior Mezzanine Loan. In no event shall Administrative Agent be obligated to accept any voluntary payment of the Loan unless either an Event of Default has occurred and is continuing or it has received evidence reasonably satisfactory to Administrative Agent that the required pro rata portion of the Senior Loan and Junior Mezzanine Loan has been, or concurrently will be, paid.
          (3) Accrued Interest. The Borrower shall pay in connection with any prepayment hereunder, whether voluntary or mandatory, all interest accrued but unpaid on that portion of the Loan to which such prepayment is applied, concurrently with payment of any principal amounts.
          (4) Priority of Payments.
               (i) Following the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent on account of the Obligations, shall be promptly disbursed by the Administrative Agent as follows:
                    (A) First, to the payment of expenses incurred by the Administrative Agent in the performance of its duties and the enforcement of the rights of the Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees (including all allocated costs of internal counsel), court costs and other amounts payable as provided in Section 9.14 below;
                    (B) Then, to the Lenders, pro rata in accordance with their respective Pro Rata Shares, until interest accrued on the Loan has been paid in full;
                    (C) Then, to the Lenders, pro rata in accordance with their respective Pro Rata Shares, until principal under the Loan has been paid in full;
                    (D) Then, to the Lenders, pro rata to each Lender in accordance with the amount expressed in a percentage, which the amount of remaining Obligations owed to such Lender bears to all remaining Obligations held by all Lenders, until all other Obligations have been paid in full.

               (ii) The order of priority set forth in Section 2.8(4)(i) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the other Lenders as among themselves. The order of priority set forth in clauses (B) through (D) of Section 2.8(4)(i) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower or any other Person. The order of priority set forth in clause (A) of Section 2.8(4)(i) may be changed only with the prior written consent of the Administrative Agent.
          2.9 Interest.
          (1) Base Rate Loans. The Loans comprising each Base Rate Loan shall bear interest at a rate per annum equal to the Applicable Base Rate.
          (2) LIBO Rate Loans. The Loans constituting each LIBO Rate Loan shall bear interest at a rate per annum equal to the Applicable LIBO Rate for the Interest Period for such Borrowing.
          (3) Payment of Interest.
               (i) The Borrower shall pay interest on Base Rate Loans quarterly, in arrears, on the last Business Day of each calendar quarter, as set forth on an interest billing statement delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on a date at least one Business Day prior to the date such interest is due.
               (ii) The Borrower shall pay interest on the LIBO Rate Loans on the last day of the applicable Interest Period or, in the case of LIBO Rate Loans with an Interest Period ending later than three months after the date funded, converted or continued, at the end of each three month period from the date funded, converted or continued and on the last day of the applicable Interest Period, as set forth on an interest billing statement delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on a date at least one Business Day prior to the date such interest is due.
          (4) Computations. All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).
          (5) Default Interest. During such time as there shall have occurred and be continuing an Event of Default, all Obligations outstanding, shall, at the election of the Administrative Agent, bear interest at a per annum rate equal to two percent (2%) above the Applicable Base Rate in effect during the applicable calculation period (whether or not such Applicable Base Rate shall otherwise have been elected by Borrower in accordance with this Agreement).
     2.10 Presumptions of Payment.

          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.
     2.11 Pro Rata Treatment.
          Except to the extent otherwise provided herein: (i) each payment or prepayment of principal of any Loan by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them; and (ii) each payment of interest on any Loan by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loan then due and payable to the respective Lenders.
     2.12 Inability to Determine Rates.
          In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank market adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to the Borrower. If such notice is given: (1) no portion of the Loan may be funded as a LIBO Rate Loan, (2) any Base Rate Loan that was to have been converted to a LIBO Rate Loan shall, subject to the provisions hereof, be continued as a Base Rate Loan, and (3) any outstanding LIBO Rate Loan shall be converted, on the last day of the Interest Period applicable thereto, to a Base Rate Loan. Until such notice has been withdrawn by the Administrative Agent, the Borrower shall not have the right to convert any Base Rate Loan to a LIBO Rate Loan or to continue a LIBO Rate Loan as such. The Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means shall exist for ascertaining the LIBO Rate for the Interest Period requested by the Borrower, and, following withdrawal of such notice by the Administrative Agent, the Borrower shall have the right to convert any Base Rate Loan to a LIBO Rate Loan and to continue any LIBO Rate Loan as such in accordance with the terms and conditions of this Agreement.
     2.13 Illegality.
          Notwithstanding any other provisions herein, if any law, regulation, treaty or directive issued by any Governmental Authority or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain LIBO Rate Loans as contemplated by this Agreement: (1) the commitment of such Lender hereunder to continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall forthwith be cancelled, and (2) LIBO Rate Loans held by such Lender then outstanding, if any, shall be converted automatically to Base Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law. In the event of a conversion of any LIBO Rate Loan prior to the end of its applicable Interest Period, the Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.17 below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes of this Section 2.13. The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.
     2.14 Funding.
          Each Lender shall be entitled to fund all or any portion of its Commitment to make any Loan in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund all LIBO Rate Loans through the purchase of offshore Dollar deposits in the amount of such Lender’s Commitment of the relevant LIBO Rate Loan with a maturity corresponding to the applicable Interest Period.
     2.15 Increased Costs.
          (1) In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality:
               (i) Does or shall subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or any Loan, or change the basis of determining the Taxes imposed on payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender);
               (ii) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or
               (iii) Does or shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Loan or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Borrower shall, without duplication of amounts payable pursuant to Section 2.18. promptly pay to such Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement or such Lender’s Loan, so long as such Lender requires substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.
          (2) If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate specifying the reason for any additional amounts so claimed payable containing the calculation thereof in reasonable detail submitted by a Lender to the Borrower, accompanied by a certification that such Lender has required substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender, shall constitute prima facie evidence thereof.
          (3) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation. The provisions of this Section 2.15 shall survive the termination of this Agreement and payment of the Loan and all other Obligations.
     2.16 Obligation of Lenders to Mitigate: Defaulting Lenders; Replacement of Lenders.
          (1) As promptly as reasonably practicable after the officer of any Lender responsible for administering such Lender’s Loan becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.15 above or Section 2.18 below or to cease maintaining LIBO Rate Loans under Section 2.13 above, such Lender will use reasonable efforts: (i) to maintain its Loan through another lending office of such Lender or (ii) take such other reasonable measures, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15 above or pursuant to Section 2.18 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining LIBO Rate Loans under Section 2.5 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such LIBO Rate Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such LIBO Rate Loans or the interests of such Lender.
          (2) [Reserved].
          (3) Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is adversely affected under Section 2.13 (other than in circumstances where events subject to such Section generally affect Lenders) or is entitled to receive payments under Section 2.15 or 2.18 (other than in circumstances where events subject to such Sections generally entitle Lenders to payment), (ii) the circumstances which have caused such Lender to be so adversely affected or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) any Lender shall become and then be a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent which requires unanimous approval as contemplated by Section 9.2, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then so long as no Potential Default or Event of Default is then continuing, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loan in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.8 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loan of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.19; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15 and 2.18; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
     2.17 Funding Indemnification.
          In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.5 and is revoked in accordance herewith), or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.5. then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would have accrued on the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Reserve Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     2.18 Taxes.
          (1) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) the Administrative Agent, Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (2) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (3) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) paid by the Administrative Agent, such Lender and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s delay in dealing with any such Indemnified Tax) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (4) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (5) Each Foreign Lender shall deliver to the Borrower (with copies to the Administrative Agent) on or before the date hereof (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8BEN or W-ECI, as appropriate, and any other certificate or statement of exemption required by Section 871(h) or Section 881(c) of the Code or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding under the

Code (“Evidence of No Withholding”). Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent of any change in its applicable lending office and upon written request of the Borrower or the Administrative Agent shall, prior to the immediately following due date of any payment by the Borrower hereunder or under any other Loan Document, deliver Evidence of No Withholding to the Borrower and the Administrative Agent. The Borrower shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 2.18(5). If a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.18(5). then (i) the Borrower (or the Administrative Agent) shall be entitled to deduct or withhold from payments to Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.18(1) to the extent such withholding is required solely by reason of the failure of such Lender to provide the necessary Evidence of No Withholding.
     2.19 Preferential Payments. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if any amount paid on account of the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by any Lender or the Administrative Agent or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (such payment, a “Preferential Payment”), then, to the extent of such Preferential Payment, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.
     2.20 Credit Support.
          (1) Guaranties. As credit support for the Obligations, on or before the Closing Date, the Guarantors shall execute and deliver to the Administrative Agent, the Guaranties.
          (2) Pledge Agreement. As credit support for the Obligations, on or before the Closing Date, the Pledger shall execute and deliver to the Administrative Agent, the Pledge Agreement.
ARTICLE 3.
CONDITIONS PRECEDENT
     3.1 Conditions to Funding of the Loan. As conditions precedent to the agreement of the Lenders to fund their respective Pro Rata Shares of the Loan as of the date hereof:
          (1) The Borrower Parties, as applicable, shall have delivered or shall have caused to be delivered to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and duly executed by the appropriate Persons (with sufficient copies for each of the Lenders), each of the following:
               (i) This Agreement;
               (ii) To the extent requested by any Lender pursuant to this Section 3.1, a Note payable to such Lender;

               (iii) the Guaranties;
               (iv) the Pledge Agreement;
               (v) the Environmental Indemnity;
               (vi) A certificate of the Secretary or Assistant Secretary of the general partner or managing member of those Borrower Parties which are partnerships or limited liability companies attaching copies of resolutions duly adopted by the Board of Directors of such general partner or managing member approving the execution, delivery and performance of the Loan Documents on behalf of such Borrower Parties and certifying the names and true signatures of the officers of such general partner or managing member authorized to sign the Loan Documents to which such Borrower Parties are party on behalf of such Borrower Parties;
               (vii) A certificate or certificates of the Secretary or an Assistant Secretary of those Borrower Parties which are corporations attaching copies of resolutions duly adopted by the Board of Directors of such Borrower Parties approving the execution, delivery and performance of the Loan Documents to which such Borrower Parties are party and certifying the names and true signatures of the officers of each of such Borrower Parties authorized to sign the Loan Documents to which such Borrower Parties are party on behalf of such Borrower Parties;
               (viii) Opinions of counsel for the Borrower Parties, in form and substance reasonably acceptable to the Administrative Agent and the Lenders;
               (ix) Copies of the Organizational Documents of each of the Transaction Parties, certified by the Secretary of State of the state of formation of such Person as of a recent date;
               (x) A certificate of authority and good standing or analogous documentation as of a recent date for each of the Borrower Parties, for each state in which such Person is organized, formed or incorporated, as applicable, and each state with respect to which the failure to be in good standing will have or is reasonably likely to have a Material Adverse Effect with respect to such Person;
               (xi) From a Responsible Officer of each of the Borrower Parties, a Closing Certificate dated as of the Closing Date and a Borrowing Base Certificate dated as of the Closing Date;
               (xii) Confirmation from the Administrative Agent that all fees required to be paid by the Borrower on or before the Closing Date (including pursuant to the Fee Letter) have been, or will upon the funding of the Loan be, paid in full;
               (xiii) A complete and accurate copy of the most recent audited financial statement of TEP Holdings Inc. (f/k/a Transeastern Properties, Inc.);
               (xiv) pro forma financial statements for the Borrower as at the Closing Date, and reflecting the consummation of the transactions contemplated under the Asset

Purchase Agreement, the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to the Administrative Agent.
               (xv) Evidence satisfactory to the Administrative Agent that all reasonable costs and expenses of the Administrative Agent and the Lenders, including, without limitation, fees of outside counsel and fees of third party consultants and appraisers, required to be paid by the Borrower on or prior to the Closing Date have been, or will upon the funding of the Loan be, paid in full;
          (2) Each of the requirements set forth on Schedule 5.1(2) attached hereto shall have been met to the satisfaction of the Administrative Agent and the Lenders.
          (3) All representations and warranties of the Borrower Parties set forth herein and in the other Loan Documents shall be accurate and complete in all material respects as if made on and as of the Closing Date (unless any such representation and warranty speaks as of a particular date, in which case it shall be accurate and complete in all material respects as of such date).
          (4) There shall not have occurred and be continuing as of the Closing Date any Event of Default or Potential Default.
          (5) All acts and conditions (including, without limitation, the obtaining of any third party consents and necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents by each of the Borrower Parties shall have been done and performed.
          (6) All conditions to the Closing of the Senior Loan and the Junior Mezzanine Loan shall have occurred.
          (7) All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent, the Lenders and their counsel.
     3.2 Outside Closing Date. If all conditions precedent set forth in Section 3.1 above shall not have been met to the satisfaction of the Administrative Agent and the Lenders on or before August 15, 2005, then the agreement of the Lenders to fund their respective Pro Rata Shares of the Loan shall terminate and this Agreement shall automatically be deemed of no further force or effect (except to the extent terms and provisions of this Agreement specifically provide that they shall survive termination hereof).

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
     As an inducement to the Administrative Agent and each Lender to enter into this Agreement, and for the Lenders to advance their respective Pro Rata Shares of the Loan, Borrower represents and warrants as follows:
     4.1 Financial Condition.
          (1) The pro forma Consolidated balance sheets of the Borrower and its Subsidiary Entities as at June 30, 2005, and the related pro forma Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiary Entities for the fiscal year or fiscal quarter, as the case may be, then ended, (and the June 30, 2004 financial statements of TEP Holdings Inc. (f/k/a Transeastern Properties, Inc.) certified by independent certified public accountants acceptable to the Administrative Agent), copies of which have been furnished to each Lender, fairly present the pro forma Consolidated financial condition of the Borrower and its Subsidiary Entities as at such date and the pro forma Consolidated results of the operations of the Borrower and its Subsidiary Entities for the period ended on such date, all in conformity with GAAP (subject, in the case of the financial statements as of and for the period ended June 30, 2005, to normal year-end adjustments and to the absence of notes).
          (2) Except as set forth on Schedule 4.1, neither the Borrower nor any of its Subsidiary Entities has any material obligation, material contingent liability or material liability for taxes, material long-term leases or unusual forward or long-term material commitment that is not reflected in the financial statements referred to in clause (1) above or in the notes thereto and not otherwise permitted by this Agreement.
     4.2 No Material Adverse Effect. Since December 31, 2004, no event has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect.
     4.3 Compliance with Laws. Each of the Borrower and its Subsidiary Entities is in compliance with all Requirements of Law and is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority, except where the failure to do so or such default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Borrower, there are no Requirements of Law applicable to any Transaction Party the compliance with which by such Transaction Party would, in the aggregate, have a Material Adverse Effect. There has not been committed by Borrower or its Subsidiary Entities any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Collateral, Mortgaged Property or any part thereof or any monies paid in performance of the Obligations or Senior Borrower’s obligations under any of the Senior Credit Documents.
4.4 Organization, Powers: Authorization; Enforceability.
          (1) Each Borrower Party (A) is either a corporation, a limited partnership or a limited liability company duly incorporated, formed or organized, validly existing, and in good standing under the laws of the state of its incorporation, organization and/or formation, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the failure to be so qualified and in good standing will have or is reasonably expected to have a Material Adverse Effect, and (C) has all requisite corporate, partnership or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement. Borrower is a single member limited liability company for purposes of federal income taxation and for purposes of the tax laws of any state or locality in which it is subject to taxation based on its income.
          (2) True, correct and complete copies of the Organizational Documents of Borrower, Pledger, and their respective Subsidiary Entities have been delivered to the Administrative Agent and have not been Modified except to the extent indicated therein. All of the Organization Documents are in full force and effect, and there are no defaults under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein), and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein).
          (3) The Borrower Parties have the requisite power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed on their behalf. The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by any Borrower Party and to which any Borrower Party is a party and the consummation of the transactions contemplated thereby are within such Borrower Party’s partnership, company, or corporate powers, have been duly authorized by all necessary partnership, company, or corporate action and such authorization has not been rescinded. No other partnership, company, or corporate action or proceedings on the part of any Borrower Party is necessary to consummate such transactions.
          (4) Each of the Loan Documents to which any Borrower Party is a party has been duly executed and delivered on behalf of such Borrower Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law), is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Borrower Party on or before the Closing Date have been performed or complied with, and no Potential Default or Event of Default exists thereunder.
     4.5 No Conflict. The execution, delivery and performance of the Loan Documents, the borrowing hereunder, and the use of the proceeds thereof, will not violate any material Requirement of Law or any Organizational Document or any material Contractual Obligation of any of the Borrower or any of its Subsidiary Entities; or create or result in the creation of any Lien on any material assets of any of the Borrower or Senior Credit Party or their Subsidiary Entities other than the Liens created by the Loan Documents.

     4.6 No Material Litigation. Except as disclosed on Schedule 4.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s Knowledge, threatened by or against Borrower or its Subsidiary Entities, any Senior Credit Party or against any such Person’s Properties or revenues which is likely to be adversely determined and which, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The performance of any action by any Borrower Party required or contemplated by any Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently).
     4.7 Taxes. (1) All federal, state, local and foreign income and franchise and other material Tax returns, reports and similar statements or filings of the Borrower and its Tax Affiliates (collectively, the “Tax Returns”) have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except to the extent such Taxes, assessments, fees and other charges of Governmental Authorities are subject to a Good Faith Contest. The Borrower Parties have no Knowledge of any proposed tax assessment against any Borrower Party or any Senior Credit Party that will have or is reasonably likely to have a Material Adverse Effect. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments, which would, individually or collectively have or would be reasonably likely to have a material adverse effect on such Mortgaged Property. Except as set forth on Schedule 4.7, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been received from any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
          (2) Except as set forth on Schedule 4.7, none of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof, or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.
          (3) All mortgage, mortgage recording, stamp, intangible or other similar Tax required to be paid by any Person under applicable Requirements of Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Senior Security Instruments, have been paid or have been collected by the closing agent for payment, and, under current Requirements of Law, the Pledge Agreements are enforceable against the Borrower in accordance with their terms by the Administrative Agent (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     4.8 Regulated Entities. None of the Borrower Parties or Borrower’s Subsidiary Entities, nor any Person controlling such entities, is (a) an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, or otherwise “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. None of the Borrower and its Subsidiary Entities (1) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, or (2) is a “foreign Person” within the meaning of Section 1445 of the Code.
     4.9 Subsidiary Entities. The Borrower Parties and the Senior Credit Party have fully disclosed to Administrative Agent all material aspects of the ownership structure of the Transaction Parties and their respective Subsidiary Entities and have disclosed to Administrative Agent the correct legal name of each such Person, the type of organization, and the jurisdiction of its incorporation or organization, and (2) the class of outstanding Capital Stock of Borrower and its Subsidiary Entities along with the percentage thereof owned, directly or indirectly, by the Transaction Parties. None of such issued and outstanding Capital Stock is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock, except as disclosed in Schedule 4.9. The outstanding Capital Stock of each Subsidiary Entity is duly authorized, validly issued, fully paid, nonassessable and not subject to any Liens. Each Transaction Party: (A) is a corporation, limited liability company, or partnership, which is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would result in a Material Adverse Effect, and (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.
     4.10 Federal Reserve Board Regulations. None of the Borrower Parties or any Senior Credit Party is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” “Margin Stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of, the Regulations of the Board of Governors of the Federal Reserve System.
     4.11 ERISA Compliance.
     Except as disclosed on Schedule 4.11:
          (1) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law failure to comply with which would reasonably be likely to result in a Material Adverse Effect. Each Plan which is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the IRS and to Borrower’s Knowledge, nothing has occurred which would cause the loss of such qualification.
          (2) There are no pending or, to Borrower’s Knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (3) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or, to Borrower’s Knowledge, Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (4) No Pension Plan has any Unfunded Pension Liability which has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (5) None of the Borrower Parties, the Senior Credit Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (6) None of the Borrower Parties, the Senior Credit Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (7) None of the Borrower Parties, the Senior Credit Parties or their respective Subsidiaries, nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any Person or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA which has resulted or could reasonably be expected to result in a Material Adverse Effect.
     4.12 Assets and Liens.
          (1) Each of the Borrower and its Subsidiary Entities has good and marketable title to all Property and assets reflected in the financial statements referred to in Section 4.1 above, except Property and assets sold or otherwise disposed of in the Ordinary Course of Business subsequent to the respective dates thereof. The Operating Company Entities have good and marketable title to all of the Mortgaged Property, free and clear of all Liens whatsoever except the Senior Permitted Encumbrances. The Mortgaged Property constitutes all of the Real Property, Personal Property, equipment and fixtures currently owned, leased or licensed by the Operating Company Entities. The Collateral constitutes all of the Property currently owned, leased or licensed by the Borrower.

          (2) The Pledge Agreement and the other Loan Documents, upon filing of UCC financing statements in the applicable jurisdiction or taking possession of any certificates issued under the applicable Organizational Documents of the pledged Person, create and constitute a valid and perfected Lien on the Collateral for the full amount of the Loan, free and clear of all Liens. There are no Liens encumbering the Mortgaged Property other than Senior Permitted Encumbrances. Except as may be indicated in and insured over by the Senior Title Policy, to the Borrower’s Knowledge there are no claims for payment for work, labor or materials affecting the Mortgaged Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Senior Security Instruments. None of the Senior Permitted Encumbrances will have a material adverse affect on the Mortgaged Property which they encumber. Except for Lots released in accordance with Section 6.4(6) of this Agreement, the Borrower shall cause the Operating Company Entities to each preserve its right, title and interest in and to the Mortgaged Property for so long as any Obligations remain outstanding and will warrant and defend same and the validity and priority of the Lien of the Senior Security Instruments from and against any and all claims whatsoever other than the Senior Permitted Encumbrances. The Borrower shall preserve its right, title and interest in and to the Collateral for so long as any Obligations remain outstanding and will warrant and defend same and the validity and priority of the Lien of the Pledge Agreement from and against any and all claims whatsoever.
     4.13 Securities Acts. None of the Borrower or its Subsidiary Entities have issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933 (as amended from time to time, the “Act”) or any other law, nor are they in violation of any rule, regulation or requirement under the Act, or the Securities Exchange Act of 1934 (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect. None of the Borrower and its Subsidiary Entities is required to qualify an indenture under the Trust Indenture Act of 1939, (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.
     4.14 Consents, Etc. Except as disclosed in Schedule 4.14, no consent, appro valor authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required (i) in connection with the execution and delivery of the Loan Documents by the Borrower Parties; or (ii) the performance of or compliance with the terms, provisions and conditions of the Loan Documents by such Persons, other than those that have been obtained, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Effective Date will be in full force and effect.
     4.15 Hazardous Materials. The Borrower and its Subsidiary Entities have caused Phase I and the other environmental assessments as set forth in Schedule 4.15 to be conducted or have taken other steps to investigate the past and present environmental condition and use of the Mortgaged Property. Based on such investigation, except as otherwise disclosed in the assessments listed on Schedule 4.15: (1) during the period of ownership of any Mortgaged Property by any Operating Company Entity, such Mortgaged Property (or any portion thereof) has not been used for the purpose of, or in any way involving, the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Mortgaged Property, or transporting any

Hazardous Materials to, from or across the Mortgaged Property, except in all cases in material compliance with Hazardous Materials Laws and only in the course of legitimate business operations at the Mortgaged Property, and to the Borrower’s Knowledge, (a) no such use occurred at any time prior to the period of ownership of such Mortgaged Property by any Operating Company Entity, and (b) no such use has occurred on any property adjacent to such Mortgaged Property at any time prior to the date hereof; (2) the Operating Company Entities have obtained all material environmental, health and safety permits and licenses necessary for their respective operations, and all such permits are in good standing and the holder of each such permit is currently in compliance with all terms and conditions of such permits; (3) none of the Mortgaged Property is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar applicable state list of sites requiring remedial action under any Hazardous Materials Laws; (3) none of the Operating Company Entities has sent or directly arranged for the transport of any hazardous waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list; and (4) to the Borrower’s Knowledge, there is not now on or in any Mortgaged Property: (a) any landfill or surface impoundment; (b) any underground storage tanks; (c) any asbestos-containing material; or (d) any polychlorinated biphenyls (PCB), which in the case of any of clauses (a) through (d) could reasonably result in a violation of any Hazardous Materials Laws.
     Except as set forth in the environmental reports and studies delivered to the Administrative Agent prior to the date hereof, (i) to Borrower’s Knowledge, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Mortgaged Property except in material compliance with Hazardous Materials Laws; (ii) to Borrower’s Knowledge, no Hazardous Materials have migrated from the Mortgaged Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower or any of its Subsidiary Entities; and (iii) to Borrower’s Knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Mortgaged Property which would reasonably be expected to result in material liability for any Borrower or its Subsidiary Entities.
     4.16 Intellectual Property. The Borrower and its Subsidiary Entities own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names and copyrights that are necessary for the operation of their respective businesses, without any conflict with the rights of any other Person that could reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower and its Subsidiary Entities infringes upon any rights held by any other Person.
     4.17 Insurance. Schedule 4.17 accurately describes the insurance coverages for the Borrower and its Subsidiary Entities as of the Closing Date. Such insurance coverages are currently in full force and effect and in compliance with the applicable requirements of Section 5.5. The Borrower has obtained and delivered to the Administrative Agent evidence of all insurance policies as required under Section 5.5. The Borrower has not, and to the Borrower’s Knowledge no Person has, done by act or omission anything that would impair the coverage of any such policy.

     4.18 Full Disclosure. The information provided to the Administrative Agent and the Lenders by or on behalf of the Borrower Parties and each of Borrower’s Subsidiary Entities relating to such Persons and the transactions contemplated under the Loan Documents does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not materially misleading.
     4.19 Brokers. None of the Borrower Parties or any of Borrower’s Subsidiary Entities has dealt with any broker or finder with respect to the transactions embodied in this Agreement and the other Loan Documents except for JMP Securities, LLC (“JMP”), and any commissions or fees due to JMP shall have been paid.
     4.20 No Default. No Potential Default or Event of Default has occurred and is continuing.
     4.21 Solvency. After giving effect to the Loan and the Senior Loan, and the disbursement of the proceeds thereof, the Transaction Parties shall each be Solvent. None of the Transaction Parties is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and no Transaction Party has any Knowledge of any Person contemplating the filing of any such petition against it or against any other Transaction Party.
     4.22 Contractual Obligations. None of the Borrower Parties or any of Borrower’s Subsidiary Entities is a party to any Contractual Obligation which is reasonably likely to have a Material Adverse Effect. None of the Borrower Parties or any of Borrower’s Subsidiary Entities is in default in any respect in the performance, observance or fulfillment of any of its Contractual Obligations, which default is reasonably likely to have a Material Adverse Effect. None of the Borrower Parties or any of Borrower’s Subsidiary Entities has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any Collateral or Mortgaged Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Mortgaged Property, (b) Senior Permitted Encumbrances with respect to the Mortgaged Property; and (c) obligations under the Loan Documents or the Senior Credit Documents.
     4.23 Representations Regarding the Mortgaged Property.
          (1) Condemnation and Casualty. No Condemnation has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any material portion of the Mortgaged Property. No portion of the Mortgaged Property has been materially damaged as a result of any Casualty.
          (2) Assessments. To Borrower’s Knowledge, except as disclosed in the Senior Title Policy, on the real estate tax bill, the existing and/or proposed entitlement and land use and zoning approvals (copies of which tax bills and zoning compliance have been provided to Administrative Agent), there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.
          (3) Flood Plain. The Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, except as disclosed on the Surveys or if located in such area, that status has been disclosed to Administrative Agent and does not unreasonably impair the value of the subject Mortgaged Property.
          (4) No Prior Assignment. There are no prior sales, transfers or assignments of any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to the Administrative Agent concurrently herewith.
          (5) Leases and Purchase/Option Agreements. The Mortgaged Property is not subject to any Leases demising any portion of the Mortgaged Property other than those permitted in accordance with the Senior Credit Agreement. No Person (other than the Operating Company Entities) has any possessory interest in the Mortgaged Property or right to occupy the same except as permitted in accordance with the Senior Credit Agreement. The Approved Leases and Purchase/Option Agreements are in full force and effect, and are enforceable in accordance with their terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law). There are no material defaults under the Purchase/Option Agreements and Senior Permitted Encumbrances by Senior Borrowers or their Subsidiary Entities, or to the Borrower’s Knowledge any other Person, and to the Borrower’s Knowledge there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. There has been no prior sale, transfer or assignment, hypothecation or pledge by the Senior Borrowers or any Operating Company Entity of any Purchase/Option Agreement or of any Rents payable pursuant thereto, which will be outstanding following the funding of the Loan, other than those being assigned to the Administrative Agent concurrently herewith. All construction and other obligations of a material nature to be performed by the Senior Borrowers and the Operating Company Entities under the Purchase/Option Agreements, and other Senior Permitted Encumbrances either have been satisfied or are reasonably capable of being satisfied without undue expense in accordance with the provisions of the subject Purchase/Option Agreement, or Permitted Encumbrance. Any payments by the Senior Borrowers or any Operating Company Entity to the other parties to the Purchase/Option Agreements, and other Senior Permitted Encumbrances for tenant improvements, infrastructure, or land development have been made to the extent then required. No Person party to any Approved Lease, Purchase/Option Agreement, or any Permitted Encumbrance is entitled to any material offsets, abatements, deductions against the Rent payable thereunder from and after the date hereof.
          (6) Options to Acquire. Except in connection with Bona Fide Sales Contracts, none of the Mortgaged Property is subject to any right of first refusal, right of first offer or other options to purchase other than those in favor of the Operating Company Entities pursuant to the Purchase/Option Agreements.

          (7) Borrowing Base Certificates. All Borrowing Base Certificates (as defined in the Senior Credit Agreement) submitted to Senior Administrative Agent pursuant to Section 5.1(9) of the Senior Credit Agreement, including the statements regarding the satisfaction of the criteria comprising each category of the Borrowing Base (as defined in the Senior Credit Agreement) and the calculations pertaining thereto, are true, correct and complete in all material respects.
     4.24 Use of Proceeds. The proceeds of the Loan and the Senior Loans have been or are being used by the Borrower and the Senior Borrower, respectively, solely (a) to finance the acquisition of the Transeastern Assets (“Acquisition”), (b) to pay transaction costs and expenses, and (c) for the general corporate needs of the Borrower and the Senior Borrower.
     4.25 Single Purpose Entity. Each Transaction Party (other than the TOUSA Guarantors and the F/R Member) is a Single Purpose Entity.
     4.26 Labor. There are no strikes, work stoppages, slowdowns or lockouts pending or to Borrower’s Knowledge, threatened against or involving the Borrower or any of its Subsidiary Entities, other than those that in the aggregate would not have a Material Adverse Effect. There are no unfair labor practices, grievances or complaints pending, or, to the Borrower’s Knowledge, threatened, against or involving the Borrower or any of its Subsidiary Entities, nor are there any pending or, to the Borrower’s Knowledge, threatened arbitrations or grievances involving the Borrower or any of its Subsidiary Entities, other than those that, in the aggregate, if resolved adversely to the Borrower or its Subsidiary Entities, would not have a Material Adverse Effect.
     4.27 Taxpayer Identification Number. The Borrower’s federal taxpayer identification numbers are as set forth on attached Schedule 4.27.
     4.28 Anti-Terrorism Laws
          (1) Neither of the Borrower nor, to the Knowledge of any of the Transaction Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “USA Patriot Act”).
          (2) Neither of the Borrower nor, to the Knowledge of any of the Transaction Parties, any of their Affiliates acting or benefiting in any capacity in connection with the Loan is any of the following:
               (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

               (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (v) a Person or entity that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
          (3) Neither of the Borrower nor, to the Knowledge of any Transaction Party or any of Borrower’s Subsidiary Entities, any of their Affiliates acting in any capacity in connection with the Loan (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (2) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
ARTICLE 5.
AFFIRMATIVE COVENANTS
     Each of the Borrower Parties and the Borrower’s Subsidiary Entities, jointly and severally, hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain unpaid, it will do, and cause any Transaction Party to do directly or indirectly, the following:
     5.1 Reporting Requirements.
     The Borrower shall furnish to the Administrative Agent each of the following:
          (1) Quarterly Reports.
          Within 60 days after the end of each fiscal quarter (other than fiscal quarters ending December 31), financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the fiscal year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections, or, if applicable the latest business plan provided pursuant to clause (d) below, for the current fiscal year, in each case certified by the Responsible Financial Officer of the Borrower as fairly presenting the Consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).
          (2) Annual Reports.

          Within 90 days after the end of each fiscal year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, all prepared in conformity with GAAP and certified, in the case of such Consolidated financial statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by independent certified public accountants reasonably acceptable to the Administrative Agent, together with the report of such accounting firm stating that such financial statements fairly present the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the financial statements).
          (3) Compliance Certificate. Together with each delivery of any report pursuant to clauses (1) and (2) of this Section 5.1,
               (i) a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (A) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in Section 6.9 as of the end of such quarter, and (B) stating that no Potential Default or Event of Default has occurred and is continuing or, if a Potential Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto; and
               (ii) summary Consolidated and consolidating financial statements for the Borrower.
          (4) Projections/Business Plan.
          Not later than the end of each Fiscal Year, the annual business and financial plans of the Borrower for the next succeeding Fiscal Year.
          (5) Default Notices.
          As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Transaction Party has Knowledge of the existence of any Potential Default, Event of Default or other event having had a Material Adverse Effect, the Borrower shall give the Administrative Agent notice specifying the nature of such Potential Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.
          (6) Notice of Litigation.
          Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower or any of its Subsidiary Entities, that, in the reasonable judgment of the Borrower, expose the

Borrower or its Subsidiary Entities to liability which, if adversely determined could reasonably be expected to have a Material Adverse Effect.
          (7) ERISA Matters.
          The Borrower shall furnish the Administrative Agent the following:
               (i) promptly and in any event within ten (10) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event reasonably likely to result in a liability of the Borrower or its Subsidiaries in excess of $1,000,000 has occurred, a written statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by the Borrower, any of their Subsidiaries or any ERISA Affiliate with the PBGC or the IRS pertaining thereto; and
               (ii) promptly following any request therefor, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Title IV Plan; (ii) the most recent actuarial valuation report for each Title IV Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Title IV Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.
          (8) Environmental Matters.
          The Borrower shall provide to the Administrative Agent promptly (and in any event within 10 Business Days): (i) any Hazardous Material Claims Known to the Borrower (not listed on Schedule 4.15 hereto) which would be reasonably expected to result in a Material Adverse Effect to the portion of the Mortgaged Property subject to such Hazardous Material Claim; (ii) the receipt of any credible notice of any alleged violation of Hazardous Materials Laws with respect to the Mortgaged Property provided that such alleged violation, if true (and if any release of the Hazardous Materials alleged therein were not promptly remediated), would result in a breach of subsections (1) or (2) of Section 5.9; and (iii) the discovery of any occurrence or condition on the Mortgaged Property that could cause the Borrower to be in violation of clause (1) or, if not promptly remediated, clause (2) of Section 5.9.
          (9) Reserved.
          (10) Other Information.
          The Borrower will provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of their Subsidiary Entities as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

     5.2 Maintenance of Existence and Rights. The Borrower Parties and the Borrower’s Subsidiary Entities shall do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect such Person’s existence, rights, licenses, permits and franchises necessary to comply with all Requirements of Law applicable to them, the Collateral, and the Mortgaged Property, except to the extent permitted in Section 6.3; and (ii) remain qualified to do business and maintain its good standing in each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect.
     5.3 Compliance with Laws; Forfeiture. Subject to any Good Faith Contest, each of the Borrower Parties and the Borrower’s Subsidiary Entities shall comply and cause the Collateral and the Mortgaged Property to be in material compliance with all material Requirements of Law applicable to the Borrower Parties and the Borrower’s Subsidiary Entities, the Collateral, and the Mortgaged Property and the uses permitted upon the Mortgaged Property. There shall never be committed by the Borrower Parties and the Borrower’s Subsidiary Entities, and the Borrower Parties and the Borrower’s Subsidiary Entities shall not knowingly permit, any other Person in occupancy of or involved with the operation or use of the Mortgaged Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Mortgaged Property or any part thereof or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture.
     5.4 Access. The Borrower shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, promptly after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiary Entities, (b) visit the properties of the Borrower and each of its Subsidiary Entities, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiary Entities with any of its respective officers or directors and (d) communicate directly with any of the Borrower’s certified public accountants. The Borrower shall authorize its independent certified public accountants to disclose to the Administrative Agent or any Lender during the continuance of an Event of Default any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from the Borrower and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiary Entities.
     5.5 Insurance; Casualty; Condemnation; Restoration.
          (1) Insurance. The Administrative Agent has accepted the Borrower’s current insurance program and policies through December 31, 2005 and any requirements set forth in this Section 5.5 which are not satisfied by said current insurance program are hereby waived through such date. On and after December 31, 2005, the Borrower shall, at their sole cost and expense, keep, or cause to be kept by the Senior Borrower, in full force and effect insurance coverage of the types and minimum limits as set forth in Schedule 5.5.

          (2) Insurance Proceeds. Borrower shall provide prompt notice to Lender of any Casualty or Condemnation. In the event any Casualty or Condemnation in respect of which the Senior Administrative Agent applies Proceeds from any related insurance policy toward the payment of the Senior Loan, all excess Proceeds remaining after the Senior Loan has been repaid in full shall be applied toward prepayment of the Loan and shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period (as defined in the Senior Credit Agreement) in which such prepayment is made. In the event the Senior Loan is paid in full, the provisions of Section 5.5 of the Senior Loan Agreement as in effect on the date hereof shall apply herein and the Senior Borrowers shall have the same obligations to the Administrative Agent and Administrative Agent shall have the same rights, including but not limited to, with respect to the Proceeds from such insurance, claims adjustments and the restoration of the Mortgaged Property, as provided therein to Senior Administrative Agent.
     5.6 Books and Records. The Borrower and its Subsidiary Entities shall keep and maintain, or cause to be kept and maintained, on a Fiscal Year basis proper books and records in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Loan, the Collateral, the Mortgaged Property and the business and affairs of the Borrower and Senior Borrowers relating to the Collateral and the Mortgaged Property (respectively) which shall reflect all items of income and expense in connection with the operation of the Collateral and the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Collateral and Mortgaged Property, in accordance with GAAP.
     5.7 Maintenance of Property. The Borrower and its Subsidiary Entities shall keep and maintain, or cause to be kept and maintained, the Collateral, the Mortgaged Property, and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to the provisions of this Agreement with respect to damage or destruction caused by a Casualty or Condemnation, shall not permit or commit any waste, impairment, or deterioration of any portion of the Collateral or the Mortgaged Property in any material respect. The Borrower further covenants to do or cause to be done all other acts which from the character or use of the Collateral or the Mortgaged Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general.
     5.8 Taxes.
          (1) The Borrower Parties and the Borrower’s Subsidiary Entities shall file all Tax Returns required to be filed in any jurisdiction and, if applicable, and except with respect to Taxes subject to any Good Faith Contest, pay and discharge all Taxes imposed upon it or any of its Properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Taxes.
          (2) The Borrower shall pay or cause to be paid all Impositions now or hereafter levied or assessed or imposed against the Collateral or the Mortgaged Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall cause to be paid all Other Charges on or before the date they are due. Subject to the right of Borrower and the Senior Borrowers to pursue a Good Faith Contest, the Administrative Agent, on behalf of the Borrower, may pay, but shall not be obligated to pay, any delinquent Impositions and Other Charges which are attributable to or affect the Mortgaged Property, the Borrower or Senior Borrowers directly to the applicable taxing authority with respect thereto, and the Borrower agrees to reimburse the Administrative Agent for such payments promptly on demand.
     5.9 Environmental.
          The Borrower shall or shall cause Senior Borrowers to:
          (1) Keep and maintain, or cause to be kept and maintained, the Mortgaged Property in material compliance with all Hazardous Materials Laws.
          (2) Promptly cause the removal of any Hazardous Materials discharged, disposed of, or otherwise released in, on or under the Mortgaged Property that are in material violation of any Hazardous Materials Laws, and cause any remediation required by any Hazardous Material Laws or Governmental Authority to be performed, though no such action shall be required if any action is subject to a Good Faith Contest. In the course of carrying out such actions, the Borrower shall provide the Administrative Agent with such periodic information and notices regarding the status of investigation, removal, and remediation, as the Administrative Agent may reasonably require.
     5.10 Business and Operations. The Borrower and its Subsidiary Entities shall continue to engage in the businesses presently conducted by them as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Collateral and the Mortgaged Property.
     5.11 Title to the Mortgaged Property. Borrower shall warrant and defend (a) Senior Borrower’s and the Operating Company Entity’s title to the Mortgaged Property and every part thereof, subject only to Liens permitted hereunder (including Senior Permitted Encumbrances) and (b) the validity and priority of the Liens of the applicable Senior Security Instrument under the Senior Credit Agreement on the Mortgaged Property, subject only to Liens permitted hereunder (including Senior Permitted Encumbrances), in each case against the claims of all Persons whomsoever.
     5.12 Loan Proceeds. The Borrower shall use the entire amount of the proceeds of the Loan as provided in Section 4.24.
     5.13 Hedging Arrangements. Within ninety (90) days after the Closing Date, Borrower shall enter into Interest Rate Contracts in form and substance reasonably satisfactory to Administrative Agent, and shall be assigned to Administrative Agent pursuant to assignment documents in form and substance satisfactory to Administrative Agent in its reasonable discretion.
     5.14 Single Purpose Entities. Borrower shall cause each Transaction Party (other than the TOUSA Guarantors) to maintain themselves as Single Purpose Entities.

     5.15 Subordination.
          (1) Except with respect to Permitted Entitlement Payments permitted under Section 6.8(1), each Borrower Party hereby absolutely and irrevocably subordinates, and agrees that each other Transaction Party shall subordinate (each such Transaction Party, in such capacity, a “Subordinated Creditor”), both in right of payment and in time of payment any and all present or future obligations and liabilities of the Borrower to such Persons (such obligations and liabilities referred to in clauses (a) or (b) being “Subordinated Indebtedness”), to the prior payment in full in cash of the Obligations. Each Subordinated Creditor agrees to make no claim for, or receive payment with respect to, such Subordinated Indebtedness until all Obligations and such obligations have been fully discharged in cash.
          (2) All amounts and other assets that may from time to time be paid or distributed to or otherwise received by any Subordinated Creditor in respect of Subordinated Indebtedness in violation of this Section 5.15 shall be segregated and held in trust by the Subordinated Creditor for the benefit of the Lenders and promptly paid over to the Administrative Agent.
          (3) Each Subordinated Creditor further agrees not to assign all or any part of the Subordinated Indebtedness unless the Administrative Agent is given prior notice and such assignment is expressly made subject to the terms of this Agreement. If the Administrative Agent so requests, (a) all instruments evidencing the Subordinated Indebtedness shall be duly endorsed and delivered to the Administrative Agent, (b) all security for the Subordinated Indebtedness shall be duly assigned and delivered to Administrative Agent for the benefit of the Lenders, (c) the Subordinated Indebtedness shall be enforced, collected and held by the relevant Subordinated Creditor as trustee for the Lenders and shall be paid over to the Administrative Agent for the benefit of the Lenders on account of the Obligations, and (d) the Subordinated Creditors shall execute, file and record such documents and instruments and take such other action as the Administrative Agent deems necessary or appropriate to perfect, preserve and enforce the Lenders’ rights in and to the Subordinated Indebtedness and any security therefor. If any Subordinated Creditor fails to take any such action, the Administrative Agent, as attorney-in-fact for such Subordinated Creditor, is hereby authorized to do so in the name of the Subordinated Creditor. The foregoing power of attorney is coupled with an interest and cannot be revoked.
          (4) In any bankruptcy or other proceeding in which the filing of claims is required by Requirements of Law, each Subordinated Creditor shall file all claims relating to the Subordinated Indebtedness that the Subordinated Creditor may have against the obligor thereunder and shall assign to the Administrative Agent, for the benefit of the Lenders, all rights relating to the Subordinated Indebtedness thereunder. If any Subordinated Creditor does not file any such claim, the Administrative Agent, as attorney-in-fact for the Subordinated Creditor, is hereby authorized to do so in the name of the Subordinated Creditor or, in the Administrative Agent’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of the Administrative Agent or the Administrative Agent’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Administrative Agent or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent for the benefit of the Lenders the amount payable on such claim and, to the full extent necessary for that purpose, each Subordinated Creditor hereby assigns to the Administrative Agent for the benefit of the Lenders all of the Subordinated Creditor’s rights to any such payments or distributions; provided, however, the Subordinated Creditor’s obligations hereunder shall not be satisfied except to the extent that the Administrative Agent receives cash by reason of any such payment or distribution.
          (5) Each of the Subordinated Creditors hereby agrees that the Administrative Agent and the Lenders may at any time in their discretion renew or extend the time of payment of the Obligations or exercise, fail to exercise, waive or Modify any other of their rights under this Agreement, any Loan Document or any instrument evidencing or securing or delivered in connection therewith, and in reference thereto may make and enter into such agreements as to them may seem proper or desirable, all without notice to or further assent from the Subordinated Creditors (except as otherwise expressly required pursuant to this Agreement), and any such action shall not in any manner impair or affect the subordination set forth in this Section 5.15 or any of the Administrative Agent’s or Lenders’ rights hereunder. The Subordinated Creditors each hereby waive and agree not to assert against the Administrative Agent or the Lenders any rights which a guarantor or surety could exercise with respect to any indebtedness of any Transaction Party, but nothing in this Section 5.15 shall constitute the Subordinated Creditors as a guarantor or surety.
     5.16 Further Assurances.
          The Borrower Parties and the Borrower’s Subsidiary Entities shall, and shall cause each of the Borrower and its Subsidiary Entities to, promptly upon request by the Administrative Agent or any Lender, do any acts or, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lender, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.
ARTICLE 6.
NEGATIVE COVENANTS
     Each of the Borrower Parties and the Borrower’s Subsidiary Entities, jointly and severally, hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain outstanding:
     6.1 Liens. The Borrower shall not cause or permit any of its Subsidiary Entities to, create, incur, assume or suffer to exist, any Lien upon any of its Property except:

          (1) The Liens under the Pledge Agreement;
          (2) With respect to the Senior Borrowers and the Operating Company Entities, the Senior Permitted Encumbrances; and
          (3) Other Liens which are the subject of a Good Faith Contest.
          Borrower shall not permit or suffer the existence of any Lien on the Collateral other than those Liens in favor of Administrative Agent.
     6.2 Indebtedness. Borrower shall not incur any Indebtedness other than the Obligations. Borrower shall not cause or permit: (i) TOUSA Senior to incur any Indebtedness other than the Senior Obligations; and (ii) any Operating Company Entities to incur any Indebtedness other than Senior Permitted Debt.
     6.3 Fundamental Change.
          (1) The Borrower shall not, and shall not permit any of its Subsidiary Entities to do any or all of the following: merge or consolidate with any Person, or sell, assign, lease or otherwise effect a Disposition, whether in one transaction or in a series of transactions, of all or substantially all of its Properties and assets, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing.
          (2) The Borrower shall not, and shall not permit any of its Subsidiary Entities to engage to any material extent in any business other than such Person’s business as conducted on the date hereof and businesses which are incidental thereto.
     6.4 Disposition.
          The Borrower shall not cause or permit, and shall not permit any of its Subsidiary Entities to cause or permit, any of the following to occur:
          (1) Any Change of Control; or
          (2) Any Disposition by TOUSA Member or F/R Member of any of the Capital Stock in the Investment Vehicle; or
          (3) Any Disposition by the Investment Vehicle of any of the Capital Stock in any other Upper Tier Company or indirect ownership of 100% of the Capital Stock in Borrower; or
          (4) Any Disposition by Borrower of any of the Capital Stock in TOUSA Senior or indirect ownership of 100% of the Capital Stock in any other Operating Company Entity; or
          (5) Any Disposition by TOUSA Senior of any of the Capital Stock in the Operating Company or indirect ownership of 100% of the Capital Stock in any other Operating Company Entity; or

          (6) Without the Administrative Agent’s prior written consent in its sole and absolute discretion, a Disposition of legal, Beneficial or direct or indirect equitable interests in all or any part of the Mortgaged Property, except as set forth in Section 6.4(5) of the Senior Credit Agreement.
     6.5 Investments.
          The Borrower shall not, and shall not permit any of its Subsidiary Entities to, directly or indirectly make or maintain any Investment except:
          (1) Investments existing on the date of this Agreement and disclosed on Schedule 6.5;
          (2) Investments in cash and Cash Equivalents;
          (3) Investments by the Operating Company in accounts, contract, general intangibles and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the Ordinary Course of Business;
          (4) Investments received in settlement of amounts due to the Borrower or any Subsidiary Entity of the Borrower effected in the Ordinary Course of Business;
          (5) Investments by the Operating Company in any wholly owned Subsidiary of Operating Company provided that:
               (i) The Subsidiary is a Single Purpose Entity;
               (ii) The Organization Documents of such Subsidiary are approved by Administrative Agent in its reasonable judgment;
               (iii) The Subsidiary guarantees the Loan pursuant to a Guaranty in form and substance reasonably satisfactory to Administrative Agent;
               (iv) The applicable Operating Company Entity executes a Pledge Agreement in form and substance reasonably satisfactory to Administrative Agent creating a first priority Lien in favor of Administrative Agent in and to all the equity interests in the new Subsidiary and the Operating Company Entities execute and deliver such additional financing statements, security documents, and other materials as may be necessary or appropriate to perfect Administrative Agent’s first priority Lien thereon;
               (v) Unless the Property of such Subsidiary is exempt from the Lien of the Senior Security Instruments pursuant to clause (v) of the definition of Senior Permitted Encumbrances, such Subsidiary shall:
                    (A) execute and deliver a Senior Security Instrument in accordance with the Senior Credit Agreement;

                    (B) satisfy all of the conditions set forth in Section 6.5(8) with respect to any Real Property it owns or will acquire; and
                    (C) otherwise comply with the requirements of the Senior Credit Agreement.
          (6) Loans or advances to employees of the Operating Company Entities in the Ordinary Course Of Business, which loans and advances shall not exceed the aggregate outstanding principal amount of $1,000,000 at any time;
          (7) Advances on sales commissions to the sales agents of the Operating Company Entities; and
          (8) Acquisitions by the Operating Company Entities of Real Property (and ancillary Personal Property in connection therewith) in the Ordinary Course of Business of such Persons, subject to satisfying each of the following conditions (which conditions shall be satisfied regardless of whether the Real Property was subject to a Qualified Purchase/Option Agreement prior to such Acquisition):
               (i) No Potential Default or Event of Default shall have occurred and then be continuing nor shall any Potential Default or Event of Default arise as a result of such acquisition;
               (ii) Such Acquistion shall comply with the requirements of the Senior Credit Agreement;
               (iii) All representations and warranties under Section 4.23 shall be true, correct, and complete with respect to the subject Real Property;
               (iv) Administrative Agent shall have received: (a) copies of the Senior Title Policy required to be issued to the Senior Administrative Agent under the Senior Credit Agreement and ALTA owners title insurance policies or unconditional commitments therefor naming the applicable Operating Company Entity as the insured issued by one or more title companies reasonably satisfactory to Administrative Agent, in amounts not less than the Fair Market Value of such Real Property, dated not more than thirty (30) days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent; (b) evidence satisfactory to Administrative Agent that the Operating Company Entities have paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of such title policy and all recording, mortgage, transfer, and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the related Senior Security Instrument in the appropriate real estate records; and (c) a Survey with respect to the subject Real Property.
               (v) Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent regarding environmental matters relating to the Real Property, which reports shall include a Phase I Report and shall demonstrate compliance with Section 4.15.

               (vi) The Real Property shall be covered by the insurance policies required to be maintained by Senior Borrower under this Agreement.
               (vii) At the request of Administrative Agent, deliver an Appraisal with respect to the subject Real Property.
               (viii) In no event shall the aggregate Fair Market Value of any Unentitled Land owned by the Operating Company Entities exceed $40 million.
     6.6 Transactions with Affiliates.
     The Borrower shall not, and shall not permit any of its Subsidiary Entities to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with (i) a holder or holders of more than five percent (5%) of any class of Capital Stock of TOUSA Guarantors, F/R Member, or their respective constituent equity holders; or (ii) with any Affiliate of the foregoing which is not a wholly owned Subsidiary of Borrower (a “Transactional Affiliate”), except (A) as set forth on Schedule 6.6 or (B) upon prior notice to Administrative Agent and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate.
     6.7 Modifications to Organizational Documents and Material Agreements.
          (1) The Borrower shall not, and shall not permit any of its Subsidiary Entities, to Modify any of their Organizational Documents without the Administrative Agent’s prior written consent, other than (a) Modifications necessary to clarify existing provisions of such Organizational Documents; and (b) Modifications which would have no adverse effect on the rights or interests of Administrative Agent or Lenders in conjunction with the Loan or under the Loan Documents and would not change in any material respect the rights and obligations of the parties to such Organizational Documents.
          (2) The Borrower shall not, and shall not permit any of its Subsidiary Entities to Modify any Purchase/Option Agreements with respect to Qualified Option Land without the Administrative Agent’s prior written consent, other than Modifications which would have no adverse effect on the rights or interests of Administrative Agent or Lenders in conjunction with the Loan or under the Loan Documents and would not change in any material respect the rights and obligations of the parties to such Purchase/Option Agreements.
     6.8 Restricted Payments.
          (1) If any Event of Default has occurred and is continuing, the Borrower shall not make, and shall not permit any of its Subsidiary Entities to make any Distributions other than Distributions to the Seller in respect of Permitted Entitlement Payments, provided that such Permitted Entitlement Payments are then due in accordance with the terms of the Asset Purchase Agreement.

          (2) The Borrower shall not make, and shall not permit any of its Subsidiary Entities to make, any other Distributions unless no Event of Default has occurred and is then continuing and such Distribution consists of one or more of the following:
               (i) Such Distribution is to the Seller in respect of Permitted Post Closing Sale Payments, provided that such Permitted Post Closing Sale Payments are then due in accordance with the terms of the Asset Purchase Agreement.
               (ii) Permitted Tax Distributions.
               (iii) Distributions to the Junior Mezzanine Borrower in an amount equal to the Junior Mezzanine Debt Service in accordance with the terms of the Junior Mezzanine Loan Documents.
               (iv) In the event, as of the end of a calendar quarter, taking into consideration the proposed Distribution, the ratio (expressed as a percentage) of Total Funded Debt to Total Book Capitalization is less than 60% and trailing twelve (12) months EBITDA is $225 million or more (the “Base Distribution Conditions”), Distributions not exceeding $2.5 million in any calendar quarter.
               (v) The Permitted Management Fee may be paid to TOUSA Member subject to the following conditions:
                    (A) The aggregate amount of the fee shall not exceed $5 million with respect to any calendar year;
                    (B) All such fees shall accrue and shall only be payable on and after the Management Fee Payment Date if such payments will not, on a pro-forma basis, result in non-compliance with any of the covenants in Section 6.9 below; and
                    (C) The Permitted Management Fee shall be (and is hereby) fully subordinated to the payment of the Obligations.
               (vi) Distributions to TOUSA Member (through the Upper Tier Companies) as reimbursement for any Permitted Entitlement Cure Payment, provided that each of the following conditions has been satisfied:
                    (A) The aggregate amount of such Distributions does not exceed $37.5 million
                    (B) The Distributions shall occur quarterly in three equal installments; and
                    (C) At the time of each such quarterly Distribution the ratio (expressed as a percentage) of Total Funded Debt to Total Book Capitalization is less than 70%, and trailing twelve (12) months EBITDA is $225 million or more.

               (vii) Distributions to TOUSA Member (through the Upper Tier Companies) as reimbursement for the Priority Capital Investment provided the following conditions have been satisfied:
                    (A) the Distributions are made only during the Senior Extension Period (provided all conditions thereto have been satisfied, including those under Section 2.6, and the Facilities have in fact been extended);
                    (B) the Distributions shall occur quarterly in four equal installments and the aggregate amount of the Distributions shall not exceed the Priority Capital Investment;
                    (C) no interest or preferred return shall have been or shall be paid in respect of the Priority Capital Investment prior to the repayment in full of all Obligations (including all outstanding principal and interest); and
                    (D) at the time of each such quarterly redemption no Potential Default or Event of Default then exists and each of the Base Distribution Conditions shall have been satisfied.
     6.9 Financial Covenants.
               (i) Maximum Total Leverage. At any time during the periods indicated below, Borrower shall not permit the ratio (expressed as a percentage) of Total Funded Debt to Total Book Capitalization to be greater than the percentages set forth below:

Period	Percentage
From December 31, 2005 to December 31, 2006	80%

From December 31, 2006 to September 30, 2007	70%

From September 30, 2007	60%
               (ii) Maximum Senior Leverage. At any time during the periods indicated below, Borrower shall not permit the ratio (expressed as a percentage) of Senior Funded Debt to Total Book Capitalization to be greater than the percentages set forth below:

Period	Percentage
From December 31, 2005 to December 31, 2006	60%

From December 31, 2006 to September 30, 2007	50%

From September 30, 2007	40%

               (iii) Minimum Interest Coverage Ratio. As of the last day of any Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2005), Borrower shall not permit the Interest Coverage Ratio to be less than 2.5.
               (iv) Minimum Net Worth. At any time, Borrower shall not permit Senior Borrowers’ Net Worth to be less than $125,000,000.
               (v) Minimum Liquidity. At all times, Borrower shall not permit the sum of (A) Senior Borrowers’ Available Credit then in effect; and (B) Unrestricted Cash (other than any Unrestricted Cash then included in the Borrowing Base) to be less than $25,000,000.
     6.10 Sale Leaseback.
          The Borrower shall not, and shall not permit any of its Subsidiary Entities to, enter into any sale and leaseback transaction covering any Real Property; provided, however. that the Operating Company Entities may sell Model Homes in the Ordinary Course Of Business and leaseback such Model Homes for a term not to exceed three years so long as none of the Borrower or any of its Subsidiary Entities has any obligation to sell or repurchase the leased Model Homes at the end of the lease term.
     6.11 Negative Pledges.
          The Borrower shall not, and shall not permit any of its Subsidiary Entities to (a) enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on their ability to pay dividends or make any other Distributions or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary Entity of the Borrower, except for customary profit allocation provisions or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary Entity of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation of the Borrower or any of its Subsidiary Entities to be equally and ratably secured with the Obligations.
     6.12 Covenants Regarding the Senior Loan.
          Borrower shall not permit the Senior Credit Parties to Modify the Senior Credit Documents without Administrative Agent’s prior written consent. Any Modification to the Senior Credit Documents in violation of this Section 5.18 shall be ineffective as against the Administrative Agent and Lenders hereunder.
ARTICLE 7.
EVENTS OF DEFAULT
     7.1 Event of Default. Each of the following shall constitute an event of default under this Agreement (an “Event of Default”):

          (1) (i) The Borrower shall fail to make any payment of principal or interest on the Loan (including any mandatory prepayments under Section 2.8(1), or (ii) shall fail to pay any other Obligation within five days of the date when due; or
          (2) any representation or warranty made or deemed made by any Borrower Party in any Loan Document or by any Borrower Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
          (3) Any of the Borrower Parties or their Subsidiary Entities shall default in the observance or performance of any covenant or agreement contained in Article VI; or
          (4) Any Transaction Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document (other than those that are otherwise the subject of an Event of Default under this Section 7.1), if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent; or
          (5) The Borrower or any of its Subsidiary Entities shall fail to make any payment on any Indebtedness (other than the Obligations), and in each such case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness of the Borrower or any of its Subsidiary Entities having a principal amount of $5,000,000 or more, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any Indebtedness of the Borrower and any of its Subsidiary Entities having a principal amount of $5,000,000 or more shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
          (6) (i) the Borrower or any of its Subsidiary Entities shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any of its Subsidiary Entities seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its, debts under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, in the case of any such proceedings instituted against the Borrower or any of its Subsidiary Entities (but not instituted by the Borrower or any of its Subsidiary Entities), either such proceedings shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceedings shall occur, or (iii) the Borrower or any of its Subsidiary Entities shall take any corporate action to authorize any of the actions set forth above in clauses (i) and (ii) of this subsection (6); or

          (7) any final judgment or order (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $10,000,000 in the case of a money judgment, to the extent not covered by insurance, or that could reasonably be expected to have a Material Adverse Effect, in the case of a non-monetary judgment, shall be rendered against one or more of the Borrower or its Subsidiary Entities by a court having jurisdiction, and such judgment or order shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or
          (8) (1) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom that are or are reasonably likely to be imposed on the Borrower, any of its Subsidiary Entities, or any ERISA Affiliate, whether or not assessed, exceeds $1,000,000 in the aggregate, (2) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by any of the Borrower Parties or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $1,000,000 or (3) any of the Borrower Parties or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or
          (9) Any Guarantor shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise, or shall fail to observe or perform any term or provision of its Guaranty; or
          (10) Any Event of Default shall occur under any of the other Loan Documents; or
          (11) There shall occur a Change of Control; or
          (12) One or more of the Borrower and its Subsidiary Entities shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and its Subsidiary Entities based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower and its Subsidiary Entities are likely to incur uninsured environmental liabilities and costs in excess of $15,000,000 in the aggregate; or
          (13) A Senior Event of Default shall occur and be continuing.
     7.2 Remedies.
          (1) If any Event of Default shall occur, the Administrative Agent may (or at the direction of the Required Lenders shall): (i) declare the outstanding principal balance of the Loan and interest accrued but unpaid thereon and all other Obligations immediately due and payable, without demand upon or presentment to any of the Borrower Parties, which are expressly waived by the Borrower Parties; (ii) exercise, on behalf of the Lenders, all rights and remedies under the Guaranties, the Pledge Agreements and any other collateral documents entered into with respect to the Loan, and (iii) immediately exercise all rights, powers and remedies available at law, in equity or otherwise, including, without limitation, under the other Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive; provided, however, that upon the occurrence of the Events of Default specified in Section 7.1(6)(ii), the Loan, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
          (2) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Administrative Agent may:
               (i) without notice to the Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations;
               (ii) in the Administrative Agent’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;
               (iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as the Administrative Agent may determine in its sole discretion; and
               (iv) take all other actions provided in, or contemplated by, this Agreement.
          (3) With respect to the Borrower and the Collateral nothing contained herein or in any other Loan Document shall be construed as requiring the Administrative Agent to resort to the Collateral for the satisfaction of any of the Obligations, and, the Administrative Agent may seek satisfaction out of the Collateral or any part thereof, in its absolute discretion in respect of the Obligations. In addition, the Administrative Agent shall have the right from time to time to partially foreclose this Agreement and the Pledge Agreement (or any of them) in any manner and for any amounts secured by this Agreement or the Pledge Agreement then due and payable as determined by the Administrative Agent in its sole discretion. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to this Agreement and the Pledge Agreement to secure payment of sums secured by this Agreement and the Pledge Agreement and not previously recovered.
ARTICLE 8.
THE ADMINISTRATIVE AGENT
     8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the

Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.
     8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. With respect to the Lenders, the Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     8.3 Exculpatory Provisions. None of the Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Borrower Parties to perform their obligations hereunder or thereunder. The Administrative Agent and the other Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Borrower Parties.
     8.4 Reliance by the Agents. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. As to the Lenders: (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Pro Rata Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct), and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

     8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice and a Potential Default or Event of Default has occurred, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement, the Pledge Agreements or the Guaranties expressly require that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders or Lenders).
     8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Borrower Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender. Each Lender represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the other Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of the Administrative Agent or any other Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.
     8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively. The provisions of this Section 8.7 shall survive the payment of the Obligations and the termination of this Agreement.
     8.8 Agents in Their Individual Capacity. The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Borrower Parties or any of their respective Subsidiary Entities and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, the Lead Arranger or an Agent hereunder. With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, the Lead Arranger or an Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Lead Arranger and each other Agent in its individual capacity.
     8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders. If the Administrative Agent shall resign, then the Lenders (other than the Lender resigning as Administrative Agent) shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint a successor agent or, if the Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.
     8.10 Limitations on Agents Liability. The Lead Arranger, in such capacity, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents.
ARTICLE 9.
MISCELLANEOUS PROVISIONS
     9.1 No Assignment by Borrower. None of the Borrower Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and one hundred percent (100%) of the Lenders. Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent and each Lender, their respective successors and assigns, and shall be binding upon each of the Borrower Parties and such Person’s successors and assigns.
     9.2 Modification.
          (1) Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent, the Borrower and, except for the Modifications and waivers requiring consent of one hundred percent (100%) of the Lenders referred to below, the Required Lenders. No such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders: (1) reduce the principal of, or rate of interest on, the Loan or fees payable to the Lenders hereunder or under the Fee Letter, (2) except as expressly contemplated by Section 9.8 below, modify the Pro Rata Share of any Lender, (3) Modify the definition of “Required Lenders”, (4) extend or waive any scheduled payment date for any principal, interest or fees (other than in connection with the permitted extension of the Initial Maturity Date as provided in Section 2.6), (5) release TOUSA Guarantors from their obligations under the Guaranties entered into by them, release Borrower from its obligation to repay the Loan, release any of the Pledgers under the Pledge Agreements or release any portion of the collateral pledged under the Pledge Agreements (except for such releases as may be specifically authorized by or otherwise approved in accordance with this Agreement), (6) Modify this Section 9.2, or (7) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders..
          (2) It is expressly agreed and understood that the election by the Required Lenders to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make any Loan hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement or any other Loan Document. No Modification of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.
          (3) [Reserved].
     9.3 Cumulative Rights; No Waiver. The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Borrower Parties, the Administrative Agent and the Lenders relating hereto, at law, in equity or otherwise. Any delay or failure by Administrative Agent and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent or the Lenders, and no single or partial exercise by the Administrative Agent or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

     9.4 Entire Agreement. This Agreement, the Fee Letter, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.
     9.5 Survival. All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Borrower Parties shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.
     9.6 Notices. All notices given by any party to the others under this Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, and any such notice shall become effective (i) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (ii) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (iii) in the case of notice by a telecommunications device, when properly transmitted, in each case addressed to the party at the address set forth on Schedule 9.6 attached hereto. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.
     9.7 Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law rules.
     9.8 Assignments, Participations, Syndication, Etc.
          (1) With the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all or any part of such Lender’s Pro Rata Share of the Loan and the other Obligations held by such Lender hereunder, in a minimum amount of $1,000,000, which minimum amount may be an aggregated amount in the event of simultaneous assignments to or by two or more funds under common management (or if such Lender’s Pro Rata Share of the Loan is less than $1,000,000, one hundred percent (100%) thereof); provided, however, that the Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance Agreement, (iii) the assignment shall have been recorded in the Register, and (iv) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.
          (2) The Agent shall, on behalf of the Borrower, maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loan owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the Administrative Agent shall treat each Person whose name is recorded in the Register as the owner of the Loan for all purposes of this Agreement. From and after the date that the Administrative Agent notifies the assignor Lender and the Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee, and the assignment has been recorded in the Register: (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Pro Rata Shares resulting therefrom.
          (3) Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrower shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such Assignee’s Pro Rata Share of the Loan.
          (4) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in the Loan and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.13, 2.15, and 2.18 (and subject to the burdens of Sections 2.15, 2.16 and 9.8 above) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 9.10 of this Agreement shall apply to such Participant as if it were a Lender party hereto.
          (5) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its Pro Rata Share of the Loan held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve

System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Pro Rata Share of the Loan made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Pro Rata Share of the Loan to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder. Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the sums owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.8, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (6) Subject to Section 9.8(1) above, the Lead Arranger may syndicate the Loan and the other Obligations held by the Lenders hereunder before or after the Closing Date, and the Lead Arranger (or its designated Affiliates) shall manage all aspects of such syndication, including the number and identity of the potential Lenders participating in the syndication and the Loan amounts and compensation offered in connection therewith. Each Borrower Party agrees to take all actions as the Lead Arranger (or its designated Affiliates) may reasonably request to assist in the syndication, including: (i) making its senior management and representatives available to participate in informational meetings with potential Lenders at such times and places as the Lead Arranger (or its designated Affiliates) may reasonably request; (ii) using its reasonable efforts to ensure that the syndication efforts benefit from such Borrower Party’s lending relationships; and (iii) providing the Lead Arranger (or its designated Affiliates) with all information reasonably deemed necessary to successfully complete the syndication.
          (7) Until the date the Lead Arranger notifies the Borrower that the syndication of the Loan has been completed, the Borrower Parties shall not, and shall not permit the Borrower and its Subsidiary Entities to engage any Person to effect any offering, placement or arrangement of debt securities or any bank financing by or on behalf of any Transaction Party.
     9.9 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.
     9.10 Sharing of Payments. If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Pro Rata Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender is hereby authorized by the Borrower Parties to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the

Obligations, whether or not held by such Lender. Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Borrower to such Lender.
     9.11 Confidentiality. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Borrower Parties or by the Administrative Agent on the Borrower Parties’ behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or any prospective Lender, or (2) was or becomes available from a source other than the Borrower Parties not known to the Lenders to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information. Nothing contained herein shall restrict any Lender from disclosing such information (i) pursuant to any requirement of any Governmental Authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors and other professional advisors; and (vii) to any Participant or Assignee and to any prospective Participant or Assignee, provided that each Participant and Assignee or prospective Participant or Assignee first agrees to be bound by the provisions of this Section 9.11.
     9.12 Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT, EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH AGREE THAT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS MAY BE MADE BY ANY MEANS PERMITTED BY NEW YORK LAW.
     9.13 Waiver of Jury Trial. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS WAIVE ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR

THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF SUCH PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     9.14 Indemnity. Whether or not the transactions contemplated hereby are consummated, each of the Borrower Parties shall indemnify and hold the Administrative Agent, the other Agents and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from/and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loan and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loan or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. Without limiting the foregoing, the Borrower shall pay all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel) (1) of the Administrative Agent incident to the preparation, negotiation and administration and performance of the Loan Documents, including any proposed Modifications or waivers with respect thereto, the due diligence review undertaken in connection therewith, and the syndication of the Loan (but such expenses shall not include any fees paid to the syndicate members), and the preservation and protection of the rights of the Lenders and the Administrative Agent under the Loan Documents (including expenses incurred in creating and perfecting the Lien in favor of the Administrative Agent pursuant to this Agreement and the other Loan Documents), and (2) of the Administrative Agent and each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving any

Transaction Party or a “workout” of the Obligations. The agreements in this Section 9.14 shall survive payment of all other Obligations.
     9.15 Telephonic Instruction. Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to reasonably rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic notice. The obligation of the Borrower to repay the Loan shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic notice.
     9.16 Marshalling; Payments Set Aside. Neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of any of the Borrower Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any of the Borrower Parties makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.
     9.17 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrower Parties, any such notice being waived by the Borrower Parties to the fullest extent permitted by law, to set off and apply in favor of the Lenders any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Borrower Parties against any and all Obligations owing to the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to (i) notify the Borrower Parties and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (ii) pay such amounts that are set-off to the Administrative Agent for the ratable benefit of the Lenders.

     9.18 Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.
     9.19 No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower Parties, the Lenders and the Administrative Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
     9.20 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.
     9.21 Reinstatement. This Agreement and the security interests created herein shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s Obligations hereunder, or any part thereof, is, pursuant to bankruptcy, insolvency or other applicable laws, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such Obligations and the security interests created herein shall continue to be effective or be reinstated (except to the extent the related collateral has been sold to a bona fide purchaser for value) and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
[SIGNATURE PAGES FOLLOWING]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER: TE/TOUSA MEZZANINE, LLC
By:	/s/ Tommy McAden
Name:	Tommy McAden
Title:	Executive Vice President

Signature page to Senior Mezzanine Credit Agreement

LENDERS AND AGENTS: DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and a Lender
By:	/s/ James Rolison
Name:	James Rolison
Title:	Director

By:	/s/ Linda Wang
Name:	Linda Wang
Title:	Vice President

Signature page to Senior Mezzanine Credit Agreement